Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

SCIENTIFIC GAMES CORPORATION,

SCIENTIFIC GAMES NEVADA, INC.,

SCIENTIFIC GAMES INTERNATIONAL, INC.

and

BALLY TECHNOLOGIES, INC.

Dated as of August 1, 2014

i

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2014 (this “Agreement”), is made by and among Scientific Games Corporation, a Delaware corporation (“Parent”), Scientific Games Nevada, Inc., a Nevada corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Scientific Games International, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Financing Sub”), and Bally Technologies, Inc., a Nevada corporation (the “Company”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

W I T N E S S E T H:

WHEREAS, the board of directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, and has deemed the Merger Agreement to be advisable;

WHEREAS, the Company Board has recommended approval of this Agreement by the Company’s stockholders and directed that this Agreement be submitted to such stockholders for approval;

WHEREAS, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.1, each issued and outstanding share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries, immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; and

WHEREAS, each of Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Definitions.  Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement and as follows:

“2010 Long Term Incentive Plan” shall mean the Amended and Restated Bally Technologies, Inc. 2010 Long Term Incentive Plan.

“6.5(e) Notice” shall have the meaning set forth in Section 6.5(e).

“6.12 Indemnitees” shall have the meaning set forth in Section 6.12(b).

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement containing terms no less restrictive of the Third Party in the aggregate than the terms set forth in the Confidentiality Agreement; provided, however, that such confidentiality agreement (a) shall not prohibit the making or amending of any Acquisition Proposal, and (b) shall not otherwise prohibit compliance by the Company with any of the provisions set forth in Section 6.5.

“Acquisition Proposal” shall have the meaning set forth in Section 6.5(h)(i).

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.5(c).

“Alternative Financing” shall have the meaning set forth in Section 6.11(d).

“Antitrust Approval” shall have the meaning set forth in Section 7.1(b).

“Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“Book-Entry Shares” shall have the meaning set forth in Section 3.1(c).

“Brand/IP License Agreement” means any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to or right to use or exploit (including by means of a covenant not to sue) Intellectual Property Rights or proprietary rights owned or controlled by Third Parties for use in connection with the Company Products and Services.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in Las Vegas, Nevada or New York, New York are authorized or obligated by Law or executive order to close.

“Bylaws” shall have the meaning set forth in Section 4.1.

“Certificates” shall have the meaning set forth in Section 3.1(c).

“Change in Recommendation” shall have the meaning set forth in Section 6.5(c).

“Charter” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, restricted stock, restricted stock units, phantom shares, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, severance, change-in-control, retention, fringe benefits or other employment terms or employee benefits, including individual employment, consulting, change in control and severance agreements, whether or not subject to ERISA, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or its Subsidiaries or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries and/or their dependents, including, for purposes of clarification, the Company Plans, but other than any Multiemployer Plan and excluding any statutorily required plans contributed to by the Company or any of its Subsidiaries that are maintained by any non-United States Governmental Authority or other third party unrelated to the Company and its subsidiaries.

“Company Board” shall have the meaning set forth in Section 4.3(b).

“Company Board Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company Common Stock” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Lease” shall mean any lease, sublease, sub-sublease, license and other agreement under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Company Material Adverse Effect” shall mean any change, effect, development or circumstance which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that changes, effects, developments or circumstances to the extent resulting from, directly or indirectly, the following shall be excluded from the determination of

Company Material Adverse Effect:  (i) any change, effect, development or circumstance in any of the industries or markets in which the Company or its Subsidiaries operate; (ii) any change in any Law or GAAP (or changes in interpretations or enforcement of any Law or GAAP) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) changes in general economic, regulatory or political conditions or the financial, credit or securities markets in general (including changes in interest or exchange rates, stock, bond and/or debt prices); (iv) any acts of God, natural disasters, earthquakes, hurricanes, terrorism, armed hostilities, war or any escalation or worsening thereof; (v) the negotiation, execution, announcement or consummation of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers (including order volumes), suppliers, licensors, employees (including employee attrition) or regulators (including any Gaming Authority)), and any Proceeding arising therefrom or in connection therewith (provided that the provisions of this clause (v) shall not apply to the representations and warranties set forth in Section 4.4); (vi) any action taken as expressly permitted or required by this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 6.1 to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred) or any action taken at the written direction of Parent or Merger Sub; (vii) any changes in the market price or trading volume of the Company Common Stock, any changes in credit ratings or any failure (in and of itself) by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates, budgets, plans, forecasts or financial projections of its revenues, earnings or other financial performance or results of operations (but not excluding any change, effect, development or circumstance giving rise to any such change or failure to the extent such change, effect, development or circumstance is not otherwise excluded pursuant to this definition); (viii) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals; or (ix) any matter disclosed in the Company Disclosure Letter to the extent reasonably foreseeable from the face of such disclosure; but only to the extent, in the case of clauses (i), (ii), (iii) or (iv), such change, effect, development or circumstance does not disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate.

“Company Material Contract” shall have the meaning set forth in Section 4.17(a).

“Company Option” shall mean each option to purchase shares of Company Common Stock granted pursuant to any Company Plan.

“Company Owned IP” shall mean all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Permits” shall have the meaning set forth in Section 4.5.

“Company Plans” shall mean any of the Company’s 2010 Long Term Incentive Plan, the Bally Technologies, Inc. Amended and Restated 2001 Long Term Incentive Plan and the Alliance Gaming Corporation 1996 Long Term Incentive Plan.

“Company Products or Services” shall mean the products (including hardware and software) and/or services produced, manufactured, marketed, licensed, sold, leased, distributed or operated by the Company or any of its Subsidiaries.

“Company Registered IP” shall have the meaning set forth in Section 4.15(a).

“Company Related Parties” shall have the meaning set forth in Section 8.3(b)(ii).

“Company Restricted Stock” shall mean each restricted share of Company Common Stock granted pursuant to the Company Plans.

“Company Restricted Stock Unit” shall mean each restricted stock unit or deferred stock unit granted pursuant to the Company Plans, excluding Performance Units.

“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a)(i).

“Company Websites” shall have the meaning set forth in Section 4.6(c).

“Confidentiality Agreement” shall mean the confidentiality agreement dated July 10, 2014 between Parent and the Company.

“Contract” shall mean any written contract, agreement, commitment, franchise, indenture, lease or license.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Copyright” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Credit Facility” shall mean the Second Amended and Restated Credit Agreement, dated as of April 19, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Facility Agreement”), by and among the Company, the Credit Facility Lenders and the Credit Facility Agent and all Loan Documents (as defined in the Credit Facility Agreement) related thereto.

“Credit Facility Agent” shall mean Bank of America, N.A., in its capacity as administrative agent under the Credit Facility Agreement.

“Credit Facility Agreement” shall have the meaning set forth in the definition of “Credit Facility” in this Section 1.1.

“Credit Facility Lenders” shall mean the several banks and other financial institutions or entities from time to time parties to the Credit Facility Agreement.

“D&O Insurance” shall have the meaning set forth in Section 6.6(c).

“Damages” shall have the meaning set forth in Section 8.2.

“Debt Commitment Letters” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Debt Financing” shall have the meaning set forth in Section 5.7(a), as supplemented by Section 6.11, as applicable.

“Derivative Damages” shall have the meaning set forth in Section 9.7.

“Disclosed Conditions” shall have the meaning set forth in Section 5.7(e).

“Divestiture Action” shall mean (i) Parent or the Company or their respective Subsidiaries committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of any assets or businesses (or agreeing to change or modify any course of conduct regarding future operations or otherwise taking actions that would limit its freedom of action with respect to, or its ability to retain, one or more of their respective businesses, product lines, divisions or assets or interests therein), (ii) terminating, relinquishing, modifying, or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries and (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or their respective Subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company).

“EBITDA” shall mean, with respect to a Person, the net income of such Person (as determined in accordance with GAAP) before interest, Taxes, depreciation and amortization.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Electronic Data Room” shall have the meaning set forth in Section 4.27.

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, order, demand or written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, property damages, and personal injuries) based on or under Environmental Law or arising out of or resulting from:  (i) the Release of any Hazardous Substance at any location; or (ii) exposure to any Hazardous Substance.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to the exposure to, Release, or threatened Release of Hazardous Substances, or relating to the manufacture, use, treatment, storage, transport or handling of Hazardous Substances and all Laws regarding recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“Environmental Permits” shall mean any permit, license, approval or other authorization under any Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14(c).

“ESPP” shall mean the Company’s Amended and Restated 2008 Employee Stock Purchase Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Fee Letter” shall mean any fee letter entered into in connection with the Debt Commitment Letter.

“Final Purchase Date” shall have the meaning set forth in Section 3.3(b)(i).

“Financing Agreements” shall have the meaning set forth in Section 5.7(b).

“Financing Source” shall mean the Persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that have committed to provide or have otherwise entered into agreements (including any Debt Commitment Letters or Financing Agreements), in each case, in connection with the Debt Financing or any other financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their respective former, current or future general or limited partners, direct or indirect stockholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, successors and assigns and any former, current or future general or limited partner, direct or indirect stockholder, manager, member, Affiliate, officer, director, employee, agent, representative, successor or assign of any of the foregoing; it being understood that the Parent and Merger Sub shall not be Financing Sources for any purposes hereunder.

“Financing Sub” shall have the meaning set forth in the Preamble.

“Foreign Antitrust Laws” shall have the meaning set forth in Section 4.4(b)(ii).

“Foreign Benefit Plan” shall mean each Company Benefit Plan maintained outside of the United States that provides compensation or benefits in respect of any employee that is primarily based outside of the United States.

“Funding Failure Termination Fee” shall have the meaning set forth in Section 8.3(a)(iv).

“GAAP” shall mean the United States generally accepted accounting principles, consistently applied.

“Gaming Approvals” shall have the meaning set forth in Section 4.4(b)(iv).

“Gaming Authority” shall mean any Governmental Authority with regulatory control or jurisdiction over the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casinos, or the ownership or conduct of any other gaming activities and operations.

“Gaming Law” shall mean, with respect to any Person, any Law governing or relating to the manufacture, sale, distribution or operation of gaming equipment or systems, the design, operation or distribution of internet gaming services or products, the ownership or operation of any current or contemplated casino, or online gaming products and services or other gaming activities and operations of such Person and its Subsidiaries, including, without limitation, the rules and regulations promulgated by any Gaming Authority.

“Governmental Authority” shall mean any United States (federal, state or local), tribal, or foreign government, or any political subdivision thereof, or any governmental, regulatory, judicial or administrative authority, agency, board, bureau or commission, including any Gaming Authority.

“Hazardous Substance” shall mean materials defined, listed, classified or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants”, “radioactive materials”, “petroleum”, “petroleum by-product”, or words of similar import under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Stock Option” shall have the meaning set forth in Section 3.3(a)(i).

“Indebtedness” shall mean, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any capital lease obligations, (d) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness to the extent owing by the Company to any of its Subsidiaries, by a Subsidiary of the Company to the Company or by one Subsidiary of the Company to another Subsidiary of the Company.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s Subsidiaries or Affiliates or any of their predecessors in their capacities as such and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.

“Intellectual Property Rights” shall mean all intellectual property and other similar proprietary rights, whether registered or unregistered, including all U.S. and foreign (i)  patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, and any counterparts claiming priority therefrom (“Patents”), (ii) trademarks, service marks, logos, trade dress, trade names, corporate names and domain names, (“Trademarks”) together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs and software (whether in source code, object code or other form), application programming interfaces, algorithms, databases, compilations and data, technology and documentation supporting the foregoing, (v) trade secrets and rights in other confidential information, including rights in ideas, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) all rights of publicity and other rights to use the names and likeness of individuals, (vii) rights in designs and (viii) all applications and registrations for the foregoing.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such representation, warranty, agreement or covenant that the breaching party intentionally takes (or fails to take) and with the actual knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean (i) with respect to the Company, the actual knowledge of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters who have been brought “over the wall” by the Company with respect to the Company’s sale process and (ii) with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter after reasonable inquiry of the other executives and managers having primary responsibility for such matters.

“Law” shall mean any and all domestic (federal, state or local), tribal or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lenders” shall have the meaning set forth in Section 5.7(a).

“Licensed IP Rights” shall mean any Intellectual Property Rights of a Third Party that are licensed to the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries is granted a right to use or exploit (including by means of a covenant not to sue) pursuant to a Brand/IP License Agreement.

“Lien” shall mean liens (statutory or other), claims, mortgages, encumbrances, pledges, security interests, easements, rights-of-way, covenants, conditions, restrictions, options, rights of first offer or refusal, third party rights, limitations on voting rights, encroachments, title defects or charges of any kind or nature whatsoever, excluding restrictions imposed by securities laws.

“Macquarie Capital” shall have the meaning set forth in Section 4.24.

“Malicious Code” shall have the meaning set forth in Section 4.15(h).

“Manhattan Merger Agreement” shall mean that certain Agreement and Plan of Merger dated July 15, 2013 by and among the Company, Manhattan Merger Sub and SHFL entertainment, Inc.

“Marketing Period”  shall mean the first period of 23 consecutive calendar days after the date of this Agreement throughout which: (a) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.12(a) in connection with any portion of the Debt Financing to be consummated on the Merger Closing Date; provided, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information or cannot obtain from the Financing Sources confirmation that the Required Financial Information has been provided and, within four Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating to the extent reasonably possible which Required Financial Information the Company has not delivered) and (b) the conditions set forth in Section 7.1 and Section 7.2 shall be satisfied (other than those conditions that by their nature can only be satisfied at the Merger Closing, provided that such conditions are reasonably capable of being satisfied) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied assuming the Merger Closing were to be scheduled for any time during such 23-consecutive-calendar-day period; provided, that (x) such 23-consecutive-calendar-day period shall (i) end prior to August 13, 2014 or commence after the later of September 2, 2014 and the day the Company files its annual report in respect of the fiscal year ended June 30, 2014, (ii) end prior to December 19, 2014 or commence after January 5, 2015 and (iii) end prior to February 13, 2015 or commence after Parent files its annual report in respect of the fiscal year ended December 31, 2014 and (y) November 27, 2014 and November 28, 2014 shall not count as a calendar day for this purpose; provided, further, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of such 23-consecutive-calendar-day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any year-end audited financial statements set forth in the Company SEC Documents, (B) the Company shall have publicly announced any intention to restate any material financial information included in the Required Financial Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has announced that no restatement shall be required or (C) the Company shall have been delinquent in filing any annual, quarterly or periodic report with the SEC that would have been required to be filed by it with the SEC, in which case the Marketing Period will not be deemed to commence until all such delinquencies have been cured; provided, further, that notwithstanding anything to the contrary in this Agreement, the last day of the Marketing Period shall not be after the date that the Debt Financing is obtained.

“Material Company Lease” shall mean any Company Lease which has annual rent obligations in excess of $2,000,000 and has a remaining term (excluding any renewal options), as of the date hereof, in excess of three (3) years.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Closing” shall have the meaning set forth in Section 2.2.

“Merger Closing Date” shall have the meaning set forth in Section 2.2.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“New Debt Commitment Letter” shall have the meaning set forth in Section 6.11(d).

“New Plans” shall have the meaning set forth in Section 6.9(a)(iii).

“NRS” shall mean Chapter 78 and Chapter 92A of the Nevada Revised Statutes.

“NYSE” shall mean the New York Stock Exchange.

“Open Source License” shall have the meaning set forth in Section 4.15(g)

“Open Source Materials” shall have the meaning set forth in Section 4.15(g).

“Option Cash Payment” shall have the meaning set forth in Section 3.3(a)(i).

“Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or Proceeding by, before or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.18(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall have the meaning set forth in the preamble to Article V.

“Parent Material Adverse Effect” shall mean any change, effect, development or circumstance that, individually or in the aggregate, prevents or materially delays, or would reasonably be expected to prevent or materially delay, the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

“Parent Organizational Documents” shall have the meaning set forth in Section 5.1.

“Parent Related Parties” shall have the meaning set forth in Section 8.3(b)(iii).

“Patent” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Performance Unit” shall have the meaning set forth in Section 3.3(a)(ii).

“Performance Unit Payment” shall have the meaning set forth in Section 3.3(a)(ii).

“Permitted Liens” shall mean (a) any Lien for Taxes or utilities not yet due or delinquent and Liens for Taxes being contested in good faith or for which adequate accruals or reserves have been established on the financial statements of the Company (if such accruals or reserves are required pursuant to GAAP); (b) any zoning and other land use restrictions; (c) Liens that will be removed prior to or on the Merger Closing; (d) survey exceptions, utility easements, rights of way and similar agreements, easements, covenants, reservations, restrictions and Liens that are imposed by any Governmental Authority having jurisdiction thereon or by Law or otherwise or typical for the applicable property type and locality, provided, however, that, such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (e) Liens disclosed on existing title reports or existing surveys provided to Parent; (f) Liens that would be shown on a title report, an accurate survey or a personal inspection of the property; provided, however, that such Liens do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of the affected asset (and excluding in all events any Liens securing the payment of money); (g) construction, mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practice; provided, however, that the underlying obligations (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceeding; (h) rights of parties in possession pursuant to Company Leases disclosed to Parent; (i) licenses or other grants of rights to use Intellectual Property Rights; or (j) Liens which are set forth in any permits, licenses, governmental authorizations, registrations or approvals that have been made available to Parent.

“Person” shall mean an individual, a corporation (including non-for-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, association, Governmental Authority, unincorporated organization, trust or any other entity of any kind or nature.

“Proceeding” shall have the meaning set forth in Section 4.12.

“Proposed Changed Terms” shall have the meaning set forth in Section 6.5(e)(ii).

“Proxy Date” shall have the meaning set forth in Section 6.2(c).

“Proxy Statement” shall have the meaning set forth in Section 6.2(a).

“Proxy Statement Clearance Date” shall mean the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement; provided, however, in the case of clause (b), the Proxy Statement Clearance Date shall not be earlier than the date which is ten (10) days following the date on which the Proxy Statement is initially filed with the SEC.

“Regulatory Failure Termination Fee” shall have the meaning set forth in Section 8.3(a)(v).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Substances into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representatives” shall mean, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its Subsidiaries’ directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Financial Information” shall have the meaning set forth in Section 6.12(a).

“Required Gaming Approvals” shall have the meaning set forth in Section 7.1(c).

“Required Payment Amount” shall have the meaning set forth in Section 5.7(d).

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Restraints” shall have the meaning set forth in Section 7.1(d).

“Restricted Award Payment” shall have the meaning set forth in Section 3.3(a)(iii).

“SEC” shall mean the Securities and Exchange Commission.

“Secretary of State” shall mean the Secretary of State of the State of Nevada.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Solvent” shall have the meaning set forth in Section 5.10.

“Special Stock” shall have the meaning set forth in Section 4.2(a).

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person  shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(h)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Policies” shall have the meaning set for the in Section 6.6(c).

“Tax” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Third Party” shall mean any Person or group other than Parent, Merger Sub and their respective Affiliates.

“Trade Secret” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Trademark” shall have the meaning set forth in the definition of “Intellectual Property Right” in this Section 1.1.

“Total Common Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“US Company Employees” shall have the meaning set forth in Section 6.9(a)(i).

ARTICLE II

THE MERGER

Section 2.1                                    The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the name “Bally Technologies, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Nevada.

Section 2.2                                    Merger Closing.  The closing of the Merger (the “Merger Closing”) will be effectuated electronically (a) at 9:00 a.m., Las Vegas time, on the later of (i)

the second (2nd) Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) and (ii) the earlier of (A) a date during the Marketing Period to be specified by the Parent on no fewer than two (2) Business Days’ notice to the Company and (B) the third Business Day after the end of the Marketing Period, or (b) at such other time or date as agreed to in writing by the parties hereto.  The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.3                                    Effective Time.  Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the parties hereto shall cause the articles of merger (the “Articles of Merger”), with respect to the Merger, in such form as is required by, and executed in accordance with, the relevant provisions of the NRS, to be filed with the Secretary of State of the State of Nevada and shall make all other filings and recordings required under the NRS in connection with the Merger.  The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State or at such later date and time as permitted under the NRS and as Parent and the Company shall agree and specify in the Articles of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.4                                    Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the NRS.  Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5                                    Articles of Incorporation and Bylaws of the Surviving Corporation.  Subject to Section 6.6, at the Effective Time, (a) the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit A attached hereto and (b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.6                                    Board of Directors.  Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of all of the directors of Merger Sub immediately prior to the Effective Time, each to serve in such capacity in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, incapacitation, retirement, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.7                                    Officers.  At the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the articles of incorporation and bylaws of the Surviving Corporation or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1                                    Effect on Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a)                                 Cancellation of Treasury Stock.  Each share of Company Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)                                 Conversion of Certain Company Securities.  Each share of Company Common Stock held by any Subsidiary of the Company, or by Parent or Merger Sub or any of their wholly owned Subsidiaries, in each case, immediately prior to the Effective Time, shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c)                                  Conversion of All Other Company Securities.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) or converted pursuant to Section 3.1(b) and the shares of Company Restricted Stock (which are addressed in Section 3.3)) shall be converted into the right to receive $83.30 in cash (the “Merger Consideration”), without interest.  For purposes of this Agreement, “Total Common Merger Consideration” shall mean the product of (x) the number of shares of Company Common Stock issued and outstanding (other than shares canceled pursuant to Section 3.1(a) or converted pursuant to Section 3.1(b) and the shares of Company Restricted Stock (which are addressed in Section 3.3)) immediately prior to the Effective Time and (y) the Merger Consideration.  Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in the first sentence of this Section 3.1(c) shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates (or affidavits of loss in lieu thereof in accordance with Section 3.4) or Book-Entry Shares in accordance with Section 3.2(c), the Merger Consideration, without interest thereon, for each such share of Company Common Stock held by them.  Pursuant to Section 3.2(c)(ii), holders of Book-Entry Shares shall have the right to receive, in accordance with Section 3.2, the Merger Consideration without any requirement to deliver the Certificates or a letter of transmittal.

(d)                                 Conversion of Merger Sub Capital Stock.  Each share of common stock, par value of $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e)                                  Equitable Adjustment.  If, at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable such capital stock of the Company, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration and any other similarly dependent item shall be equitably adjusted, without duplication, to reflect such change to provide the holders of shares of capital stock of the Company the same economic effect as contemplated by this Agreement prior to such event; provided, however that nothing in this Section 3.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement or to prevent Parent or Merger Sub from exercising any remedies that may be available to them as a result of any such change.

Section 3.2                                    Exchange of Certificates.

(a)                                 Designation of Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate a bank or trust company, the identity and the terms of appointment of which shall be reasonably acceptable to the Company (the “Paying Agent”), it being agreed by the parties that American Stock Transfer & Trust Company, LLC is acceptable, for the payment of the Merger Consideration as provided in Section 3.1(c).  Substantially concurrently with the filing of the Articles of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than holders of shares to be canceled pursuant to Section 3.1(a) or converted pursuant to Section 3.1(b) and the shares of Company Restricted Stock (which are addressed in Section 3.3)) cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(c), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment.  Nothing contained in this Section 3.2 and no investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration.  Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) and (ii) applied promptly to making the payments pursuant to Section 3.1(c).  Except as provided in Section 3.2(d) or Section 3.2(f), the Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1.

(b)                                 As promptly as practicable following the Effective Time and in any event not later than the second (2nd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, the form and substance of which letter of transmittal and instruction shall be substantially as reasonably agreed by the Company and Parent and prepared prior to Merger Closing.

(c)                                  Surrender Procedures.

(i)                                     Certificates.  Following the Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) and the Person requesting such payment shall pay, or cause to be paid, any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 3.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.1(c).  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)                                  Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share, the Merger Consideration.  No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(d)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains unclaimed by the applicable former stockholders of the Company one year after the Effective Time shall be delivered to Parent, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Parent or the Surviving Corporation for payment of their claims for Merger Consideration in respect thereof.

(e)                                  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).

(f)                                   Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.  Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

Section 3.3                                    Equity Awards; Warrants and Employee Stock Purchase Plan.

(a)                                 Treatment of Options; Restricted Stock; Performance Units; Restricted Stock Units.

(i)                                     Company Options.  Effective as of five (5) Business Days prior to, and conditional upon the occurrence of, the Effective Time, each holder of a Company Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code (an “Incentive Stock Option”) granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound and which are described on Section 6.1(e) of the Company Disclosure Letter) and that is then outstanding and unexercised (whether vested or unvested), shall be entitled to exercise such Incentive Stock Option in full by providing the Company with the notice of exercise and full payment of the applicable exercise price (including through the withholding of shares of Company Common Stock otherwise issuable upon exercise of such Incentive Stock Option) in accordance with the terms of the applicable Incentive Stock Option.  As of the Effective Time, each Incentive Stock Option that is not exercised in accordance with the prior sentence, and each other Company Option granted prior to the date hereof and that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), shall be canceled without any action on the part of any holder of such Company Option in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Option Cash Payment.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3(a)(i).  For purposes of this Agreement, “Option Cash Payment” means, with respect to any Company Option, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price payable per share of Company Common Stock issuable under such Company Option, without interest and less any required withholding Taxes.  For the avoidance of doubt, if the exercise price per share of any Company Option, whether vested or unvested as of the Effective Time, is equal to or greater than the Merger Consideration, then by virtue of the occurrence of the Effective Time and without any action on the part of the Parent, the Company or the holder thereof, the Company Option will be canceled without payment of any consideration to the holder.

(ii)                                  Company Performance Units.  Except as provided in Section 6.1(e) of the Company Disclosure Letter, as of the Effective Time, each equity-based unit granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company of any of its Subsidiaries is party or bound and which are described on Section 6.1(e) of the Company Disclosure Letter) and that is subject to performance-based conditions (each a “Performance Unit”) pursuant to any Company Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of any holder of any Performance Unit in consideration for the right at the Effective Time to receive in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time, the Performance Unit Payment.  The “Performance Unit Payment” means, with respect to any Performance Unit, a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Performance Unit (assuming achievement of the applicable performance-based conditions at the maximum level) and (B) the Merger Consideration, without interest and less any required withholding Taxes.

(iii)                               Company Restricted Stock; Company Restricted Stock Units.  Except as provided in Section 6.1(e) of the Company Disclosure Letter, each share of Company Restricted Stock and Company Restricted Stock Unit granted prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound and which are described on Section 6.1(e) of the Company Disclosure Letter) pursuant to any Company Plan that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled in full and the holder thereof shall be entitled to receive in consideration for such cancellation and in full satisfaction of the rights of such holder with respect thereto, as promptly as reasonably practicable following the Effective Time (except as otherwise provided in Section 3.3(a)(iv)), a cash payment equal to the Merger Consideration, without interest and less any required withholding Taxes (the “Restricted Award Payment”).

(iv)                              Manner of Making Payment.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Surviving Corporation sufficient cash funds to make all Option Cash Payments, all Restricted Award Payments and all Performance Unit Payments, in each case, subject to and as required pursuant to this Section 3.3(a) and shall cause the Surviving Corporation to make such payments to all holders of Company Options, Company Restricted Stock Units, shares of Company Restricted Stock and Performance Units, as applicable, as promptly as practicable following the Effective Time, and in any event, within five (5) Business Days thereafter or, if later, on the earlier of any special payroll date elected by the Surviving Corporation and the first payroll date of the Surviving Corporation that occurs after the Merger Closing Date; provided that to the extent payment within such time or on such date would trigger a tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such tax or penalty.

(v)                                 With respect to Company Options, Performance Units, shares of Company Restricted Stock and Company Restricted Stock Units granted, in each case, from and after the date of this Agreement in accordance with Section 6.1(e) of the Company Disclosure Letter, at the Effective Time, the Merger shall have the effects set forth in Section 6.1(e) of the Company Disclosure Letter.

(b)                                 Treatment of Employee Stock Purchase Plan.  Prior to the Effective Time, the Company shall take all necessary and appropriate actions such that (i) the offering period in effect on the date hereof under the ESPP ends no later than the tenth (10th) day preceding the Effective Time (the “Final Purchase Date”), (ii) no new purchase or offering period under the ESPP commences on or following the date hereof, (iii) participation in the offering period in effect on the date hereof shall be limited to those eligible employees who are participants on the date of this Agreement (and the Company shall, as soon as reasonably practicable, ensure that such participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the date of this Agreement), and (iv) as of the Effective Time, the ESPP shall terminate.  The Company shall (if necessary) notify each participant in writing, at least ten (10) days prior to the Final Purchase Date, that the then-current purchase date for the participant’s option under the ESPP has been changed to the Final Purchase Date and that the participant’s option shall be exercised automatically on the Final Purchase Date, unless prior to such date the participant withdraws from the then-current offering period.  On the Final Purchase Date, the Company shall apply all funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such ESPP.

(c)                                  Certain Actions.  Prior to the Merger Closing Date, the Company shall take commercially reasonable actions to (i) effectuate the provisions of Section 3.3(a), (ii) terminate all of the Company Plans, other than the 2010 Long Term Incentive Plan, as of the Effective Time, and (iii) ensure that any options, other equity-based awards or other rights granted or issued by the Company or any of its Subsidiaries prior to the date hereof (or promised to be granted pursuant to Contracts or offer letters entered into prior to the date hereof by which the Company or any of its Subsidiaries is party or bound) that may entitle any Person to own any capital stock of or other equity interests in Parent, the Company or any of their respective Subsidiaries prior of the date hereof or to receive any payment or other consideration in respect of the foregoing shall be canceled immediately prior to the Effective Time without any payment therefor (except for the cash payments expressly contemplated by this Section 3.3); it being understood that the intention of the parties is that immediately following the Effective Time no holder of any Company Option, Company Restricted Stock Unit, share of Company Restricted Stock, Performance Unit or any participant in any Company Plan, other than the 2010 Long Term Incentive Plan, or other employee benefit arrangement of the Company shall have any right thereunder to acquire any capital stock (including any “phantom” stock, stock appreciation rights or other equity interest) of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries pursuant to such Company Plan, other arrangement or otherwise, other than any rights to acquire capital stock of Parent following the Effective Time in respect of awards granted after the date hereof in accordance with Section 6.1(e) of the Company Disclosure Letter.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit in form and substance reasonably acceptable to Parent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such customary and reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.5                                    Withholdings.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, the Option Cash Payment, the Performance Unit Payment and the Restricted Award Payment, as applicable, and any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options, shares of Company Restricted Stock, Performance Units or Company Restricted Stock Units, such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.6                                    Transfers; No Further Ownership Rights.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of

Company Common Stock that were outstanding immediately prior to the Effective Time.  If Certificates are presented to the Surviving Corporation or Parent for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(c), for each share of Company Common Stock formerly represented by such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) and to the extent disclosed in any form, report, schedule, statement or other document (including all amendments thereto) filed with, or furnished to, the SEC by the Company or SHFL entertainment, Inc., in each case, since July 1, 2012 and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements, any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided that in no event shall any disclosure in any such form, report, schedule, statement or other document qualify or limit the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.23, 4.24, 4.25 or 4.26, or (ii) disclosed in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1                                    Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a corporation or legal entity duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate or similar entity power and authority to conduct its business as it is now being conducted, except where the failure to be (to the extent applicable) in good standing or to have such power and authority would not constitute a Company Material Adverse Effect.  Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the Restated Articles of Incorporation of the Company, as amended to date (the “Charter”) and Second Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), in each case, as most recently filed with the Company SEC Documents, are, in each case, true, complete and correct copies of such documents.

Section 4.2                                    Capitalization; Subsidiaries.  (a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common

Stock and 10,000,000 shares of the Company’s special stock, par value $0.10 per share (the “Special Stock”).  As of July 29, 2014, (i) 38,323,704 shares of Company Common Stock were issued and outstanding (including 546,218 shares of Company Restricted Stock), (ii) no shares of Special Stock were issued and outstanding, and (iii) 27,800,315 shares of Company Common Stock were held in treasury.  As of July 29, 2014, there were (x) 425,644 shares of Company Common Stock reserved for issuance pursuant to the ESPP, and (y) 3,551,575 shares of Company Common Stock reserved for issuance under Company Plans (including, as of July 29, 2014, outstanding Company Options to purchase 701,279 shares of Company Common Stock, 42,137 shares subject to outstanding Company Restricted Stock Units, and 119,688 shares subject to outstanding Performance Units (assuming achievement of applicable performance-based conditions at the maximum level)).  Except as set forth above, as of July 29, 2014, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the ESPP and the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.  Section 4.2(a) of the Company Disclosure Letter sets forth, as of the date hereof, with respect to each Company Option, share of Company Restricted Stock, Company Restricted Stock Unit, Performance Unit or other equity-based award outstanding under any Company Plan, the number of shares of Company Common Stock issuable or amount payable thereunder (assuming achievement of applicable performance-based conditions at the maximum level), the expiration date and exercise or conversion price relating thereto, and, with respect to each Performance Unit, the applicable performance targets.  The per share exercise price or purchase price for each Company Option was equal to or greater than the fair market value of the underlying shares of Company Common Stock determined as prescribed by the applicable Company Plan on the effective date of the corporate action effectuating the grant of such Company Option.

(b)                                 Except as set forth in Section 4.2(a) and except as expressly permitted under Section 6.1, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or Contracts of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or any other equity or equity based awards, whether settled in cash or other property, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or contract.  Except as set forth in Section 4.2(a), there are no obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of or equity interests in the Company or any Subsidiary of the Company.

(c)                                  Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are legally and beneficially owned by the Company or one or more wholly owned Subsidiaries of the Company, free and clear of all Liens.

(d)                                 As of the date hereof, the aggregate principal balance of the Company and its Subsidiaries under the Credit Agreement, plus any other indebtedness for borrowed money of the Company and its Subsidiaries, together with any accrued and unpaid interest (but excluding any breakage costs), is not more than $1,923,000,000.

(e)                                  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, all Company Options and other equity-based awards under the Company Plans have been granted in compliance with the terms of the applicable Company Plans, with applicable Laws, and with the applicable provisions of the Company’s articles of incorporation and bylaws as in effect at the time of the applicable grant.

(f)                                   Except as would not be material to the Company and its Subsidiaries, taken as a whole, all the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and not subject to preemptive rights.

(g)                                  As of the date of this Agreement, the Company does not, directly or indirectly, own any capital stock or other equity interest in any Person other than the Subsidiaries of the Company.

Section 4.3                                    Authority Relative to Agreement.  (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject solely in the case of the Merger to obtaining, at the Stockholders’ Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in favor of the approval of this Agreement (the “Requisite Stockholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger (other than, with respect to the consummation of the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Articles of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b)                                 The board of directors of the Company (the “Company Board”), by resolutions adopted at a meeting duly called and held, has, subject to the terms and conditions of this Agreement, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company, (ii) approved and adopted this Agreement, (iii) approved the Merger and the other transactions contemplated by this Agreement and (iv) resolved to recommend that the stockholders of the Company approve this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for the consideration of the stockholders of the Company at the Stockholders’ Meeting, which resolutions have not been rescinded, modified or withdrawn in any way except as permitted by Section 6.5.

Section 4.4                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder will (i) subject to obtaining the Requisite Stockholder Approval, conflict with or violate the Charter or Bylaws, (ii) assuming the consents, registrations, filings, notices, approvals and authorizations specified in Section 4.4(b) have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than any Permitted Lien, upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s performance of its obligations hereunder, will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment, including Council Regulation No. 139/2004/EC of the European Community, as amended (“Foreign Antitrust Laws” and, together with the HSR Act, “Antitrust Laws”), (iii) the filing of the Articles of Merger with the Secretary of State, any other filings required under the NRS with the Secretary of State and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) the consents, registrations, approvals, findings of suitability, licenses, declarations, notices or filings required to be made, given or obtained under

Gaming Laws in connection with this Agreement, the consummation of the Merger or any other transactions contemplated by this Agreement (collectively, “Gaming Approvals”), (v) any filings required under the rules of the NYSE, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  As of the date of this Agreement, to the Knowledge of the Company, there are no facts or circumstances with respect to the Company, its Subsidiaries or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to the Company or any of its Subsidiaries under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 4.5                                    Permits and Licenses.  The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, findings of suitability and orders of or from a Government Authority (including all authorizations, licenses, approvals, findings of suitability and orders under Gaming Laws) necessary for the Company and its Subsidiaries to own, lease and operate their respective assets and carry on their respective businesses as it is now being conducted (the “Company Permits”).  Section 4.5 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all such material Company Permits.  All such material Company Permits are in full force and effect and none of the Company or its Subsidiaries is in default or violation of any such material Company Permit.  Neither the Company nor any of its Subsidiaries has received any written notice since July 1, 2012 from any Governmental Authority threatening to suspend, revoke, withdraw, modify in any material and adverse respect or limit any Company Permit. To the Knowledge of the Company, as of the date of this Agreement, there are no circumstances or conditions providing grounds for any suspension, revocation or withdrawal of any material Company Permit other than to the extent resulting from, directly or indirectly, (a) the negotiation, execution or announcement of this Agreement or the transactions contemplated hereby (including the impact of any of the foregoing on relationships with customers, suppliers, licensors, employees or regulators (including any Gaming Authority)) or (b) changes, effects, developments or circumstances to the extent arising from or relating to the identity of Parent or Merger Sub or Parent’s ability to obtain the Gaming Approvals.

Section 4.6                                    Compliance with Laws.

(a)                                 The Company and its Subsidiaries are in compliance with, and have not received written notice of any default or violation of, any Laws (other than Gaming Laws) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for instances of non-compliance, default or violation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries are in material compliance with, and have not received written notice of any material default or violation of, any material Gaming

Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(c)                                  Except as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Laws relating to (i) the privacy of users of the Company Products or Services and all Internet websites owned, maintained or operated by the Company or its Subsidiaries (collectively, the “Company Websites”) and (ii) the collection, storage, processing, use and transfer of, and provision of notice of breach regarding, any personally identifiable information.  As of the date of this Agreement, except as would not be material to the Company and its Subsidiaries taken as a whole, no claims are pending, or, to the Knowledge of the Company, are threatened in writing against the Company or any of its Subsidiaries by any Person alleging a violation of such applicable Laws referred to in the foregoing sentence or by any Person alleging a violation of such Person’s privacy or confidentiality rights or rights relating to personal information.

Section 4.7                                    Company SEC Documents; Financial Statements.  (a) Since July 1, 2013, the Company has filed with the SEC all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished by the Company with the SEC (the forms, documents, and reports filed with the SEC, including any amendments thereto since the date of their filing, the “Company SEC Documents”).  As of their respective filing dates, or, if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.  The Company has made available to Parent copies of all comment letters received by the Company from the SEC since July 1, 2013 and relating to the Company SEC Documents, together with all written responses of the Company thereto.  As of the date of this Agreement, to the Knowledge of the Company, (i) there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC and (ii) none of the Company SEC Documents is the subject of any ongoing review by the SEC.  None of the Company’s Subsidiaries is, or since July 1, 2013 has been, required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)                                 The consolidated financial statements (including all related notes and schedules) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2013 and the Company’s Quarterly Report on Form 10-Q for the period ended March 30, 2014 fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations, consolidated cash flows and (except in the case of the

Company’s Quarterly Report filings with the SEC on Form 10-Q) changes in stockholders’ equity for the respective periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for any other adjustments described therein, including in any notes thereto) in conformity with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c)                                  Since July 1, 2012, (i) neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley Act.

Section 4.8                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  No representation or warranty is made by the Company as to the accuracy of any financial projections or forward-looking statements, or with respect to statements made or incorporated by reference in the Proxy Statement based on information derived from Parent’s public SEC filings or supplied by Parent, Merger Sub or any of their respective Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 4.9                                    Disclosure Controls and Procedures; Internal Controls over Financial Reporting.  The Company (a) has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (b) since July 1, 2012 to the date of this Agreement, has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any “significant deficiencies” or “material weakness” in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  As and to the extent described in the Company SEC Documents, the Company and the Subsidiaries of the Company have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.

Section 4.10                             Absence of Certain Changes or Events.  Since April 1, 2014 and to the date of this Agreement, (a) there has not been any change, effect, development or circumstance that would constitute, individually or in the aggregate, a Company Material Adverse Effect and (b) except for matters in connection with the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice.

Section 4.11                             No Undisclosed Liabilities.  Except (a) as and to the extent reflected or reserved against in the Company’s most recent consolidated balance sheet or the notes thereto included in the Company SEC Documents filed prior to the date of this Agreement, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (d) for liabilities or obligations that would not constitute, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries.

Section 4.12                             Absence of Litigation.  There is no claim, suit, action, litigation, arbitration, mediation, proceeding or investigation (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.  To the Knowledge of the Company, (x) no officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any of its Subsidiaries, and (y) no such Proceeding is threatened, in either case that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not be material to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order.

Section 4.13                             Environmental Matters.  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by such entities of all Environmental Permits, and compliance with the terms and conditions thereof), (b) there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (c) since July 1, 2012, the Company and its Subsidiaries have not caused or permitted and, to the Knowledge of the Company, are not otherwise liable for any Releases of Hazardous

Substances on, at, in or underneath any property, whether or not currently owned or leased by the Company or any of its Subsidiaries.

Section 4.14                             Employee Benefit Plans.  (a) Section 4.14 of the Company Disclosure Letter lists the name of each material Company Benefit Plan (other than (i) Company Benefit Plans maintained or contributed to for the benefit of any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located outside the United States that are customary in such jurisdictions, or (ii) Company Benefit Plans mandated by applicable Law).  For such Company Benefits Plans, the Company has made available to Parent copies of the following:  (i) the most recent Company Benefit Plan document and all amendments thereto; (ii) the most recent annual report on Form 5500 filed with respect to each Company Benefit Plan (if required by applicable Law) and the most recent actuarial report in respect of any Company Benefit Plan that is a single employer pension plan subject to Title IV of ERISA; (iii) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to each applicable Company Benefit Plan; and (v) each trust agreement, insurance Contract, annuity Contract, or other funding arrangement in effect as of the date hereof and relating to any Company Benefit Plan.  Except as specifically set forth in the foregoing documents made available to Parent, there are no material amendments to any Company Benefit Plan that have been adopted or approved, and neither the Company nor any of its Subsidiaries has undertaken to make any material amendments or to adopt or approve any new Company Benefit Plan.

(b)                                 Each Company Benefit Plan (i) has been established, operated and administered in accordance with its terms and applicable Law, including ERISA and the Code, except for instances of noncompliance that would not constitute, individually or in the aggregate, a Company Material Adverse Effect and (ii) all contributions, premiums and other payments required to be made with respect to each Company Benefit Plan have been made on or before their due dates under applicable Law and the terms of such Company Benefit Plan or, to the extent not required to be made or paid on or prior to the date hereof, have been fully reflected on the Company’s financial statements in accordance with GAAP, except, in both cases, where failure to do so would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  There are no pending or, to the Knowledge of the Company, threatened investigations by any Governmental Authority, termination proceedings or other claims (except claims for benefits in the ordinary course) against or involving any Company Benefit Plan or asserting any rights to or claims for benefits under any Company Benefit Plan, in each case, other than any such investigations, proceedings, or claims that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  No liability under Title IV or Section 302 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and other than liabilities that would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  None of the

Company, any of its Subsidiaries nor any other Person that, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, an “ERISA Affiliate”), is now contributing to or has any liability to, or has at any time within the past six (6) years (and in the case of any such other Person, only during the period within the past six (6) years that such other Person was an ERISA Affiliate) contributed to or had any liability to (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a Multiemployer Plan; or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(d)                                 Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code or any similar provision of non-U.S. law, and the trust (if any) forming a part thereof, has received a favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code or has satisfied the applicable requirements for qualification outside the United States, and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would constitute, individually or in the aggregate, a Company Material Adverse Effect on such qualification or tax-exempt status.

(e)                                  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan provides post-termination welfare benefits, and neither the Company nor any of its Subsidiaries has any obligation to provide any post-termination welfare benefits, in each case, other than health care continuation as required by Section 4980B of the Code, ERISA or similar Law of any state or foreign jurisdiction and at no expense to the Company or any of its Subsidiaries.

(f)                                   Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan or any trust or loan related to any Company Benefit Plans that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in the amount or value of, or any payment or benefits or obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.

(g)                                  Neither the Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross-up any individual with respect to any Tax, penalty or interest under Section 280G or 409A of the Code.

(h)                                 Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, all Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for specific tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 4.15                             Intellectual Property.

(a)                                 Section 4.15(a) of the Company Disclosure Letter sets forth a list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) Copyright applications and registrations, and (iv) Internet domain names registered or pending with any Governmental Authority;  in each case, owned (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter)  by the Company or any of its Subsidiaries, as of the date hereof (“Company Registered IP”); indicating with respect to all items listed in items (i) through (iii), where applicable, the jurisdiction in which each of the items of Company Registered IP has been applied for, issued or registered, the application/registration number and the current owner of record.  To the Company’s Knowledge, the foregoing registrations are in effect, valid, enforceable and subsisting (unless indicated otherwise in Section 4.15(a) of the Company Disclosure Letter).  Except as otherwise indicated in Section 4.15(a) of the Company Disclosure Letter, the Company and its Subsidiaries exclusively own the applications included in the Company Registered IP and exclusively own all right, title and interest in, to and under the registrations included in the Company Registered IP free and clear of any Liens other than Permitted Liens.

(b)                                 As of the date of this Agreement, no current or former employee has challenged, and, to the Company’s Knowledge, no circumstances exist which could reasonably be expected to lead to any such employee challenging, the Company’s ownership of any material Owned Company IP.

(c)                                  The Company and its Subsidiaries (i) own all right, title and interest in, to and under or (ii) have the valid right or license to use, and to the extent applicable, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, perform, display, license and dispose of all material Intellectual Property Rights as currently used or exploited by the Company and its Subsidiaries in the business of the Company or any of its Subsidiaries or the Company Products or Services, in each case, free and clear of all Liens other than Permitted Liens.

(d)                                 None of the Company Owned IP is subject to any Order restricting in any material manner the use, distribution, transfer, licensing or other exploitation by the Company or any of its Subsidiaries of any material Company Owned IP or the Company’s (or its applicable Subsidiary’s) ownership thereof.

(e)                                  The conduct of the business of the Company and its Subsidiaries, as currently conducted, and as has been conducted in the past three (3) years, does not infringe, violate or misappropriate and has not infringed, violated or misappropriated upon any Intellectual Property Rights of any other Person, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since July 1, 2012, any written charge, complaint, claim, demand or notice, nor is there any pending or, to the Company’s Knowledge, threatened action or other Proceeding, alleging any such infringement, violation or misappropriation by the Company or any of its Subsidiaries, that has not been settled or otherwise fully resolved, except for any such infringement, violation or misappropriation that would not constitute, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no other Person has infringed, violated or misappropriated any Company Owned IP since July 1, 2012, except for any such infringement as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, and none of the Company or any of its Subsidiaries has sent any written charge, complaint, claim, demand or notice alleging such infringement, violation or misappropriation since July 1, 2012, except for any such infringement, violation or misappropriation as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of material Trade Secrets included in the Company Owned IP.

(g)                                  As used in this Section 4.15(g), “Open Source Materials” means any software that is licensed, distributed or conveyed under a Contract (an “Open Source License”)  that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract; Open Source Materials includes software licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.  The Company has not distributed, licensed or otherwise used any Open Source Materials in any manner, including by statically linking Open Source Materials with other software, that has resulted or will result in any material proprietary software owned or (other than Open Source Materials themselves, which are not materially modified from what is currently generally publically available in a manner that would include in such Open Source Materials source code that has material independent value and that was developed by or on behalf of the Company or its Subsidiaries, and such inclusion would have the effect thereon described in clauses (i) or (ii) of this sentence) used under license by the Company or its Subsidiaries, including any material game theme software or operating system software used in its electronic gaming devices or its gaming systems, being required to be (i) disclosed or distributed in source code form or (ii) delivered at no charge or otherwise being dedicated to the public.

(h)                                 To the Company’s Knowledge, none of the Company Products or Services or information technology systems contains any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”).  The Company and its Subsidiaries have taken commercially reasonable precautions to protect the Company Products and Services and its information technology systems and networks from Malicious Code.  To the Company’s Knowledge, there have been no breaches of security that resulted in a disclosure of any material Trade Secrets of the Company or its Subsidiaries.  The Company and its Subsidiaries are in

compliance in all material respects with all applicable Law regarding the security of the Company Products and Services and of the information technology systems of the Company and its Subsidiaries.

(i)                                     This Section 4.15 constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement or other violation of any Intellectual Property Rights of any other Person.

Section 4.16                             Taxes.  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                 All Tax Returns required by applicable Law to be filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including valid extensions) in accordance with all applicable Laws and such Tax Returns are true and complete;

(b)                                 The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate taxing authority all material Taxes due and payable or required by applicable Law to be withheld and remitted, or (i) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP;

(c)                                  There are no material Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens;

(d)                                 There is no proceeding pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax;

(e)                                  Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement;

(f)                                   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2);

(g)                                  No written claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it or such Subsidiary thereof is, or may be, subject to Tax by that jurisdiction;

(h)                                 Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in Contracts the primary purposes of which does not relate to Taxes; and

(i)                                     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for a taxable period (or portion thereof) beginning after the Merger Closing Date as a result of: (i) a change in method of accounting for a taxable period ending on or prior to the Merger Closing Date that is still open or for which the statute of limitations has not yet expired; (ii) a “closing agreement” as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign income Tax Law, a gain recognition agreement, Tax holiday, Tax exemption, or other agreement with a Taxing authority executed on or prior to the Merger Closing Date; (iii) an intercompany transaction or excess loss account (as described in the Treasury Regulations under Section 1502 of the Code); (iv) an installment sale or open transaction disposition made on or prior to the Merger Closing Date; (v) a prepaid amount received on or prior to the Merger Closing Date, except for such amounts received in the ordinary course of business; or (vi) the dual consolidated loss provisions of Section 1503(d) of the Code.

Section 4.17                             Material Contracts.  (a) Section 4.17 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Company Material Contract, a true, correct and complete copy of which has been made available to Parent.  For purposes of this Agreement, “Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected that:

(i)                                     constitutes, or would be required to be filed by the Company as, a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(ii)                                  creates (or governs the operation of) a joint venture, alliance or partnership that is material to the operation of the Company and its Subsidiaries, taken as whole;

(iii)                               is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement entered into after July 1, 2012 and which has not yet been consummated;

(iv)                              is a Contract, other than a purchase order, with any supplier or vendor to the Company or its Subsidiaries and involves payments by the Company or its Subsidiaries to such supplier or vendor, individually or in the aggregate, in excess of $7,500,000 per year;

(v)                                 with respect to any acquisition or disposition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $7,500,000;

(vi)                              relates to (A) Indebtedness having an outstanding principal amount in excess of $15,000,000, other than any such Contract solely among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $15,000,000;

(vii)                           other than Brand/IP License Agreements, obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditures (including pursuant to any development project or joint venture) in excess of $7,500,000 in any year;

(viii)                        obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $7,500,000;

(ix)                              constitutes (A) a material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware), or (B) any other material Contract pursuant to which the Company or any of its Subsidiaries grants a license or right to use or exploit (including by means of a covenant not to sue) any Company Owned IP (other than customer contracts entered into in the ordinary course of business consistent with past practice);

(x)                                 (A) other than any Contract that would otherwise be included in this clause solely because it requires the Company and its Subsidiaries to operate only in a geographic location where wager-based gaming is permitted by Law, or with a person properly licensed to sell or otherwise place wager-based games, any Contract that prohibits the Company or any of its Subsidiaries from (1) engaging or competing in any line of business, in any geographical location or with any Person or (2) selling any products or services (including Company Products or Services) of or to any other Person or in any geographic region (other than, for the avoidance of doubt, licenses, agreements and approvals with vendors, suppliers and licensors that by their terms provide for the sale of products or provision of services by the Company and its Subsidiaries in specific jurisdictions), in each case to the extent such restrictions or prohibitions are material to the Company and its Subsidiaries, taken as a whole or (B) any material Contract with a distributor or other third party serving a similar function or purpose with respect to a material gaming jurisdiction;

(xi)                              involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices, in each case, that is material to the business of the Company and its Subsidiaries, taken as a whole; or

(xii)                           is a Material Company Lease.

(b)                                 Neither the Company nor any Subsidiary of the Company is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract.  To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or default (nor, to the Knowledge of the Company, is there any condition or event which, with notice or lapse of time or both, would constitute such a material breach or default) under the terms of any Company Material Contract.  Each Company Material Contract is a valid and binding obligation of, and enforceable in accordance with its terms against, the Company or the relevant Subsidiary party thereto, as applicable, and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally.  Neither the Company nor any of its Subsidiaries has received any written notice of any material breach or default under any Company Material Contract.

Section 4.18                             Real Property. (a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good and valid fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens).  Section 4.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of the Owned Real Property.  As of the date hereof, there are no pending, or, to the Knowledge of the Company, threatened in writing, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b)                                 Section 4.18(b) of the Company Disclosure Letter sets forth, as of the date hereof, a list of the Material Company Leases, including a street address or other description of the premises leased and the Company or Subsidiary that leases the same.  Copies of all Material Company Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) have been made available to Parent.  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in the real property subject to each Company Lease, free and clear of all Liens (other than Permitted Liens), and each Company Lease is in full force and effect and is the valid and binding obligation of the Company or Subsidiary that is a party thereto and, to the Knowledge of the Company, the other party (or parties) thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither the Company nor any of its Subsidiaries has received any written notice of any material event of default under any of the Material Company Leases, nor to the Knowledge of the Company is there any condition or event which, with notice or lapse of time or both, would constitute a material default under a Material Company Lease.

(c)                                  Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or leases all of the material tangible personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents.

Section 4.19                             Labor Matters.  Neither the Company nor any of its Subsidiaries are a party to any collective bargaining agreement with a labor union in the United States or any agreement (other than agreements applicable by Law) with any works council, labor union or other similar labor organization outside the United States.  Neither the Company nor any of its Subsidiaries are the subject of any proceeding before the National Labor Relations Board or any similar labor regulatory body outside the United States asserting that the Company or any of its Subsidiaries have committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with any labor union, nor is there pending or, to the Knowledge of the Company, threatened in writing, nor has there been for the past two years, any labor strike, walkout, work stoppage, or lockout involving the Company or any of its Subsidiaries, except for any such (i) proceeding, the outcome of which would not constitute, individually or in the aggregate, a Company Material Adverse Effect; or (ii) labor strike, walkout, work stoppage, or lockout which would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  As a result of the transactions contemplated by this Agreement, except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (a) are not required to provide notification to or engage in consultation with, or (b) will provide any required notification to or engage in consultation with, any labor union, works council or other similar labor union.

Section 4.20                             Insurance.  The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice.  The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies other than as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy that is held by, or for the benefit of, any of the Company or any of its Subsidiaries, other than as would not constitute, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, all material claims of the Company and its Subsidiaries under any insurance policy maintained by the Company or any of its Subsidiaries have been reported to the applicable insurer.

Section 4.21                             Suppliers and Customers.  Section 4.21 of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by billings for the twelve-month period ended on June 30, 2014) and the 10 largest suppliers and/or vendors of the Company and its Subsidiaries (as measured by aggregate cost of items or services purchased for the twelve-month period ended on June 30, 2014).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (a) has been notified in writing of any (i) dispute with any such customer, supplier or vendor or (ii) breach of any Contract with such party by the Company or its Subsidiaries, that, in either case, would be material and adverse to the Company and its Subsidiaries, taken as a whole, or (b) has been notified in writing by any such customer, supplier or vendor that it intends or is threatening to terminate or otherwise materially and adversely alter the terms of its business with the Company or any of its Subsidiaries.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has notified any such customer, supplier or vendor in writing of any material dispute or material breach of any such Contract by such customer, supplier or vendor.

Section 4.22                             Questionable Payments.  Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective Representatives acting or purporting to act on behalf of the Company; provided, that, with respect to Representatives other than directors, officers or employees of the Company, such Representatives were acting with intent to benefit the Company) has (a) used or is using any corporate funds or other assets for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (b) violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.23                             Voting Requirements.  Assuming the accuracy of the representation in Section 5.11, the Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary under the Charter and Bylaws and by Law (including the NRS) for the Company to enter into this Agreement and consummate the transactions contemplated hereby (including the Merger).

Section 4.24                             Opinion of Financial Advisor.  The Company Board has received the opinion of Macquarie Capital (USA) Inc. (“Macquarie Capital”) on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the consideration to be received by the holders (other than Parent, Merger Sub and their respective Affiliates) of outstanding Company Common Stock pursuant to this Agreement is fair to such holders from a financial point of view.

Section 4.25                             Takeover Statutes.  Assuming the accuracy of the representation contained in Section 5.11, the Company Board has taken all action necessary to render inapplicable NRS 78.378 — 78.78.3798 and NRS 78.438 — 78.444 as they relate to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and no other state anti-takeover statute or regulation, any takeover-related provision in the Charter or Bylaws, nor any stockholder rights plan or similar agreement is applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.26                             Brokers.  No broker, finder or investment banker (other than Macquarie Capital and Groton Partners LLC) is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  The Company has made available to Parent, solely for informational purposes, complete and correct copies of all letter agreements between the Company and

Macquarie Capital, and the Company and Groton Partners LLC, pursuant to which Macquarie Capital or Groton Partners LLC could be entitled to any payment from the Company or any of its Subsidiaries in connection with the Merger and the other transactions contemplated hereby.

Section 4.27                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV, none of the Company or any of its Affiliates nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub, Financing Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub, Financing Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s, Financing Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts of other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room for Project University run by IntraLinks, Inc. and maintained by the Company for purposes of the transactions contemplated by this Agreement (the “Electronic Data Room”), teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.  Except with respect to the representations and warranties of Parent, Merger Sub and Financing Sub expressly set forth in Article V and Section 9.15, there is and has been no reliance by the Company, its Affiliates or any of their respective Representatives on any express or implied representation or warranty of Parent, Merger Sub or Financing Sub in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article V for which it is reasonably apparent on its face that such information is relevant to such other representation and warranty), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1                                    Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub is a corporation duly organized or formed, validly existing and (to the extent applicable) in good standing, under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to conduct its business as it is now being conducted.

Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and (to the extent applicable) is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.  True and correct copies of the organizational or governing documents of Parent and Merger Sub (the “Parent Organizational Documents”) have previously been provided to the Company.

Section 5.2                                    Authority Relative to Agreement.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger and the Debt Financing.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger and the Debt Financing, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub (and, with respect to Merger Sub, by its sole stockholder), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, including the Merger and the Debt Financing (other than, with respect to the consummation of the Merger, the filing of the Articles of Merger with the Secretary of State).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.3                                    No Conflict; Required Filings and Consents.  (a) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Debt Financing, or performance of their obligations hereunder will (i) conflict with or violate the Parent Organizational Documents, (ii) assuming all Gaming Approvals have been obtained or made and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than, in the case of the Debt Financing, any Lien required or permitted thereunder) on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound, other than, in the case of clauses (ii) and (iii), for any such violation, breach, default, right, termination, amendment, acceleration, or cancellation that would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Merger and the Debt Financing, or performance of their obligations hereunder will require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) compliance with, and the filing of a premerger notification and report form by the Company under, the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under applicable Foreign Antitrust Laws, (iii) the filing of the Articles of Merger with the Secretary of State, the other filings required under the NRS by the Secretary of State and the filing of appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such material consents, registrations, declarations, notices or filings as are required to be made or obtained under applicable Gaming Laws (including with respect to the lottery-related activities of Parent and its Subsidiaries), (v) any filings required under the rules of Nasdaq, and (vi) such other consents, approvals, authorizations or permits, filings or notifications, the failure of which to have, make or obtain, as applicable, would not constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4                                    Absence of Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the Knowledge of Parent, threatened in writing against either Parent or Merger Sub as would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5                                    Absence of Certain Agreements.  Neither Parent nor any of its Affiliates has entered into any Contract, or authorized, committed or agreed to enter into any Contract, pursuant to which:  (a) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (b) any stockholder of the Company (i) agrees to vote to adopt this Agreement or the Merger or (ii) agrees to vote against, or not to tender its shares of Company Common Stock in, any Acquisition Proposal or (c) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Merger.

Section 5.6                                    Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first provided to the Company, in each case, if applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 5.7                                    Financing.  (a) Parent has delivered to the Company true, correct and complete copies of the fully executed debt commitment letter and Fee Letter from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank,

N.A., J.P. Morgan Securities LLC, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc. (collectively, the “Lenders”), dated as of the date hereof (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement and together with the related Fee Letter, collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to Financing Sub for the purpose of refinancing Parent’s existing senior secured credit facility (to the extent necessary) and funding the transactions contemplated by this Agreement (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, accurate and complete copies have been delivered to the Company with only the portions thereof addressing fees payable to the Financing Sources, pricing caps, securities demand, economic flex terms and other economic terms redacted.

(b)                                 All of the Debt Commitment Letters, in the forms provided to the Company by Parent (except to the extent amended or replaced in accordance with the terms of this Agreement), and any definitive agreements with respect to the Debt Financing (which definitive agreements, whether entered into before or after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with the first sentence of Section 6.11(d) or Section 6.11(b)(i)), are referred to collectively in this Agreement as the “Financing Agreements”) are, or in the case of Financing Agreements entered into after the date of this Agreement will be, in full force and effect and are, or in the case of Financing Agreements entered into after the date of this Agreement will be, legal, valid and binding obligations of Parent and, to the Knowledge of Parent, the other parties thereto, enforceable against Parent (and, to the Knowledge of Parent, the other parties thereto) in accordance with their respective terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).  As of the date of this Agreement, no Debt Commitment Letter or Financing Agreement has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.  Parent has delivered to the Company an accurate and complete copy of each Financing Agreement, if any, entered into on or prior to the date of this Agreement.

(c)                                  As of the date of this Agreement, (i) neither Parent nor Merger Sub nor, to the Knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, any of the Debt Commitment Letters or Financing Agreements, and (ii) to Parent’s Knowledge, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of any Person under any of the Debt Commitment Letters or Financing Agreements, (B) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Debt Commitment Letters or Financing Agreements, (C) make any of the assumptions or any of the statements set forth in the Debt Commitment Letters inaccurate in any material respect or (D) otherwise result in any portion of the Debt Financing not being available.  As of the date of this Agreement, neither Parent nor Merger Sub has received any notice or other communication from any party to any of the Debt Commitment Letters or Financing Agreements with respect to

(i) any actual or potential breach or default on the part of Parent, Merger Sub or any other party to any of the Debt Commitment Letters or Financing Agreements, or (ii)  any intention of such party to terminate any of the Debt Commitment Letters or Financing Agreements or to not provide all or any portion of the Debt Financing.  Parent and Merger Sub (both before and after giving effect to any “market flex” provisions contained in the Debt Commitment Letters and Financing Agreements):  (x) have no reason to believe that, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), they will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing; and (y) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c),would reasonably be expected to (1) cause any of the Debt Commitment Letters or Financing Agreements to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, except in accordance with its terms or (2) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letters to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Merger Closing).  Parent and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters to be paid on or before the date of this Agreement.

(d)                                 Assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), the aggregate proceeds from the Debt Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide Parent and Merger Sub with the funds necessary for Parent and Merger Sub to consummate the transactions contemplated hereby and to satisfy their respective obligations under this Agreement, including for Parent and Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Cash Payments, the aggregate Restricted Award Payments, the aggregate Performance Unit Payments, and the aggregate amount of any repayment or refinancing of debt contemplated by this Agreement or the Debt Commitment Letters (including as contemplated by Section 6.16) and the payment of all fees, costs and expenses to be paid by Parent, Merger Sub or the Surviving Corporation related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing (such amounts, collectively, the “Required Payment Amount”).

(e)                                  There are no conditions precedent or other contingencies to the obligation of any party to any of the Debt Commitment Letters or Financing Agreements to fund the full amount (or any portion) of the Debt Financing, or that would reasonably be expected to reduce the aggregate amount of the Debt Financing, including any condition or other contingency relating to the availability of any “market flex” provisions, other than as expressly set forth in the Debt Commitment Letters as in effect on the date hereof (the “Disclosed Conditions”).  Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and none of Parent, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letters (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters), except in accordance with their respective terms.  There are no side letters and (except for the Debt Commitment Letters and the Financing Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any

Lender, Financing Source or other Person relating to the Debt Financing or the Debt Commitment Letters that could affect the availability of the Debt Financing.

(f)                                   Except with respect to the Persons set forth in Section 5.7(f) of the Parent Disclosure Letter, none of Parent, Merger Sub or any of their respective Affiliates or Representatives has entered into any contract, agreement or understanding (i) that conditioned the awarding to any agent, broker, investment banker or financial advisor of any financial advisory role in connection with the transactions contemplated hereby on such person agreeing to advise any of Parent, Merger Sub or any of their respective Affiliates or Representatives on an exclusive basis in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal or (ii) prohibiting or seeking to prohibit any bank or investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated hereby or any Acquisition Proposal.

(g)                                  Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representation and warranties set forth in this Section 5.7 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Parent and Merger Sub are willing and able to (and actually do) consummate the Merger on the Merger Closing Date in accordance with the terms of this Agreement.

Section 5.8                                    Capitalization of Merger Sub.  As of the date of this Agreement, the authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated by this Agreement (including the Debt Financing).

Section 5.9                                    Gaming Approvals and Licensing Matters.  None of Parent, Merger Sub or, to the Knowledge of Parent, any of their respective officers, directors or Affiliates, any existing beneficial owner of five percent (5%) or more of the voting stock of Parent, or any lender under the Debt Commitment Letters, in each case who or which will be required to be licensed or found suitable under applicable Gaming Laws in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, has ever been denied a gaming license, approval, or related finding of suitability by any Gaming Authority, or had any gaming license or approval revoked or suspended.  As of the date hereof, to the Knowledge of Parent, there are no facts or circumstances with respect to Parent, Merger Sub or any of their respective Affiliates insofar as such Affiliate-owned interest would be attributable to Parent or Merger Sub under any applicable Gaming Law, that would prevent or materially delay receipt of any Gaming Approvals.

Section 5.10                             Solvency.  Assuming the satisfaction of the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c), each of Parent and the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any Alternative Financing and the payment of the Required Payment Amount, be Solvent at and immediately after the Effective Time.  For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person:  (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have debts including current obligations beyond their ability to pay or refinance such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.11                             NRS 78.378 to 78.3793 and NRS 78.411 to 78.444; Ownership of Company Securities.  None of Parent, Merger Sub or any of their respective Subsidiaries, nor the “affiliates” or “associates” of any of them is, nor at any time during the last two (2) years has any such Person been, an “interested stockholder” of the Company, in each case as such term is defined in NRS 78.3787 and NRS 78.423.  None of Parent, Merger Sub or any of their respective Subsidiaries beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of the Company.

Section 5.12                             Management Agreements.  As of the date hereof, neither Parent or Merger Sub nor any Representative of Parent or Merger Sub has (a) entered into any employment agreement with any of the Company’s directors, officers or employees, (b) offered employment to any of the Company’s directors, officers or employees, (c) had negotiations with any of the Company’s directors, officers or employees regarding employment after the Merger Closing or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

Section 5.13                             Brokers.  Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., each of whose fees and expenses shall be borne solely by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.14                             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article V, none of Parent, Merger Sub or any of their respective Affiliates nor any other Person on behalf of any of them makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided, or made available, to the Company or any of its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Except with respect to the representations and warranties of the Company expressly set forth in Article IV, there is and has been no reliance by the Parent, Merger Sub, Financing Sub, any of their Affiliates or any of their respective Representatives on any express or implied representation or warranty of the Company in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1                                    Conduct of Business by the Company Pending the Merger.  Between the date of this Agreement and the earliest to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as may be required by Law, (b) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (c) as required pursuant to this Agreement, or (d) as set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course and, subject to the proviso in Section 6.3(a), to the extent consistent therewith, use commercially reasonable efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with material Governmental Authorities (including applicable Gaming Authorities), customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of this Section 6.1 shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision; and (y) the Company shall not and shall not permit any of its Subsidiaries to:

(a)                                 amend or otherwise change the Charter or the Bylaws (or, in any material respect, such equivalent organizational or governing documents of any of the Subsidiaries of the Company);

(b)                                 except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, or as otherwise contemplated in Section 6.1(d) and Section 6.1(e) of the Company Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares of capital stock (or other equity interests) or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock (or other equity interests); provided, however that the Company may issue shares of Company Common Stock (i) upon the exercise of any outstanding Company Option or the vesting and settlement of any outstanding Performance Unit or Company Restricted Stock Unit, in each case, issued prior to the date hereof, and (ii) pursuant to employment agreements, offer letters and Company Plans, each as in effect on the date hereof;

(c)                                  (i) declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock (or other equity interests), other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company; (ii) split, combine, reclassify or amend the terms of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries; or (iii) redeem, purchase or otherwise acquire any shares of the Company’s capital stock or other equity interests or securities except for repurchases of Company Common Stock of an employee prior to the lapse of any vesting period upon termination of such employee’s employment or any other repurchases, in each case, to the extent required or allowed under any Company Plan;

(d)                                 except as and to the extent required pursuant to the Company Benefit Plans in effect as of the date hereof or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to employees (other than any such increase that is not material, individually or in the aggregate, provided that such increases shall not exceed $100,000 in the aggregate), directors or executive officers of the Company or any of its Subsidiaries or grant any new, or amend any existing short or long term incentive compensation awards or accelerate the time of vesting, funding or payment of any amounts except for (A) merit or promotion-based increases in base salary for employees (other than executive officers) as part of the normal review process conducted each year and market-based increases in base salary for employees (other than executive officers) in the ordinary course of business that are reasonably determined to be required to retain critical employees, (B) cost of living increases in base salary for employees, including executive officers, (C) the determination of the level of achievement and payment in cash of annual bonuses in respect of the Company’s fiscal year ending June 30, 2014, and (D) setting of performance criteria for annual bonuses in respect of the Company’s fiscal year ending June 30, 2015, in the case of each of (A),(B), (C) and (D), in the ordinary course of business consistent with past practice, including in respect of the timing of any such determinations and payments, except in accordance with the parameters set forth in Section 6.1(d) of the Company Disclosure Letter, (ii) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Company or any of its Subsidiaries, except that the Company may pay severance in the ordinary course of business consistent with past practice as reflected on Section 6.1(d) of the Company Disclosure Letter up to a maximum aggregate monthly amount of $500,000 to employees other than employees who are at or above the level of senior vice president or have annual base salary of more than $250,000, (iii) enter into any employment agreement or offer letter other than (A) customary employment agreements and offer letters for internationally located new hires in the ordinary course of business or as customary in the applicable jurisdiction or as required by applicable Law, (B) offer letters and employment agreements with new hires in the United States (x) for individuals who (1) would not be senior vice presidents or above or (2) receive an annual base salary of $250,000 or less, to the extent necessary to (I) replace a departing employee and providing for compensation and benefits consistent with that provided to the departing employee or (II) to fill a newly created position that is required for legitimate business purposes and providing compensation and benefits which would generally be provided to similarly-situated employees of the Company, or (y) for offer letters to new hires or employment agreements providing for employment terminable on less than thirty (30) days’ notice without penalty or except as required by applicable Law, and (C) for extension of employment agreements, other than employment agreements with senior vice presidents (or above), in the ordinary course of business consistent with past practice and without an increase (except as otherwise permitted under this Section 6.1(d)) in compensation or benefits, (iv) establish, adopt, enter into or amend any Company Benefit Plan (or arrangement that would be a Company Benefit Plan were it effective as of the date hereof) or other plan, trust, fund, policy or arrangement maintained for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, (A) amendments as would not result in a material increase to the Company in the cost of maintaining such plan, trust, fund, policy or arrangement and does not result in a disproportionate increase in the compensation or benefits to which any executive officer is entitled, (B) amendments to health plans in the United States, as would not result in (x) a material increase to the Company in the cost of maintaining those health plans or (y) a material increase in the compensation or benefits to which employees of the Company or its Subsidiaries are entitled, including not disproportionately affecting the compensation or benefits of the Company’s executive officers, or (C) as may be required by applicable Law, or (v) enter into any new, or amend any existing, collective bargaining agreement, except as may be required by applicable Law;

(e)                                  grant, confer or award, or accelerate the vesting or settlement of, options, convertible securities, restricted stock, restricted stock units or other rights to acquire any capital stock of the Company or any of its Subsidiaries or any equity-based award based in whole or in part on the capital stock of the Company or any of its Subsidiaries, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option under any existing stock plan (except as otherwise permitted to be granted in accordance with the parameters set forth on Section 6.1(e) of the Company Disclosure Letter);

(f)                                   acquire (including by merger, consolidation, or acquisition of stock or assets), any ownership interests in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except with respect to any acquisition of a majority interest in any corporation, partnership, limited liability company, other business organization or any division or material amount of assets with a purchase price (assuming payment of all contingent consideration, retention payments and other similar payments) not exceeding $20,000,000 in the aggregate with all other such acquisitions (including, for the avoidance of doubt, any acquisitions pursuant to agreements of the type described in Section 4.17(a)(iii));

(g)                                  dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets of the Company and its Subsidiaries (other than Company Owned IP or Licensed IP Rights), taken as a whole, other than in the ordinary course of business consistent with past practice or pursuant to Contracts in effect as of the date hereof;

(h)                                 dispose of, transfer, lease, license, covenant not to sue, mortgage or pledge any Patents included in Company Owned IP or any other material Company Owned IP or material Licensed IP Rights (other than (i) grants of non-exclusive licenses or covenants not to sue in the ordinary course of business consistent with past practice (excluding grants, directly or indirectly, of material, individually or in the aggregate, licenses to or covenants not to sue competitors) and (ii) exclusive licenses that may be terminated on 90 days’ or less notice);

(i)                                     (i) include any Company Owned IP in any patent pool or subject any Company Owned IP to a license or covenant not to sue, or an obligation to grant a license or covenant not to sue, as part of a patent pool or (ii) otherwise include any Company Owned IP in any arrangement with a competitor of the Company or any of its Subsidiaries under which Company Owned IP may be licensed (including by means of a covenant not to sue) to Third Parties together with any Intellectual Property owned by such competitor; provided, that, the Company shall be permitted to enter into immaterial, individually or in the aggregate, arrangements (A) in connection with its interactive business or (B) to the extent such arrangements do not extend the scope of such arrangements in any significant means, or extend the existing term of such arrangements by more than twelve (12) months beyond the maturity date (as of the date hereof) of such arrangements;

(j)                                    abandon, allow to lapse or fail to maintain any Company Registered IP, except in the ordinary course of business consistent with past practice;

(k)                                 other than in the ordinary course of business consistent with past practice, enter into any exclusive supply or license arrangement that would be material to the Company and its Subsidiaries, taken as a whole, that would have a term extending beyond July 31, 2015 or that would involve any material advances, upfront payments or similar commitments;

(l)                                     incur any Indebtedness or guarantee any Indebtedness for any Person (other than guarantees of Indebtedness of the Company or any of its Subsidiaries), except for Indebtedness (i) incurred under the Credit Facility, in each case, so long as following such incurrence the Company’s consolidated net Indebtedness (measured as Indebtedness for borrowed money less unrestricted cash and cash equivalents (excluding any cash and cash equivalents obtained through such incurrence), it being understood that the outstanding face amount of any letters of credit issued after the date of this Agreement shall be counted as Indebtedness for borrowed money for purposes of this calculation) is equal to or less than $1,875,000,000 or (ii) with respect to undrawn letters of credit issued in the ordinary course of business consistent with past practice;

(m)                             (i) loan (other than customer financing in the form of extended payment terms in the ordinary course of business consistent with past practice), advance, invest or make a capital contribution to or in any Person, other than a Subsidiary of the Company, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than support arrangements for Subsidiaries of the Company consistent with past practice), (iii) make or agree to make any capital expenditures except to the extent set forth in Section 6.1(m)(iii) of the Company Disclosure Letter (other than capital expenditures in an amount not to exceed $5,000,000 in the aggregate), or (iv) enter into any material new line of business outside of its existing business or engage in the conduct of business that would require the receipt of any additional consents, approvals (including Gaming Approvals) or authorizations of a Governmental Authority (including a Gaming Authority) in connection with the consummation of the Merger and the transactions contemplated hereby;

(n)                                 (A) materially modify, amend, cancel or terminate or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any Contract which, if entered into prior to the date hereof, would be a Company Material Contract, in each case, other than (i) in the case of Company Material Contracts other than of the type described in Section 4.17(a)(x), in the ordinary course of business consistent with past practice, (ii) which would be a Brand/IP License Agreement or (iii) Contracts entered into in compliance with Section 6.1(f) or (B) enter into any Contract that following consummation of the Merger could reasonably be expected to restrict or otherwise bind Parent or any of its Affiliates (other than the Company and its Subsidiaries) and that (x) contains “most favored nation” or similar provisions for the benefit of any third party or (y) contains discount, incentive or other similar arrangements that following consummation of the Merger would (or under certain circumstances could) obligate Parent or any of its Affiliates to provide products or services to a third party at a cost below Parent’s or such Affiliate’s ordinary retail pricing for such product or service;

(o)                                 materially modify, amend, or terminate any material Brand/IP License Agreement (other than with respect to licenses for commercially available software or hardware or in the ordinary course of business consistent with past practice) or enter into any new Brand/IP License Agreement with (A) a term of more than seven (7) years or (B) a guarantee or advance (or similar payment) of more than $4,000,000, with respect to an individual license agreement, or $8,000,000, with respect to all license agreements in the aggregate;

(p)                                 make any material change in accounting in effect at March 31, 2014, except (i) as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (ii) as required by a change in applicable Law;

(q)                                 waive, release, assign, settle or compromise any (X) governmental complaint or Proceeding (other than Proceedings related to Taxes, which are subject to Section 6.1(r)) or (Y) claims, liabilities or obligations arising out of, related to or in connection with litigation (other than litigation concerning this Agreement) or other Proceedings other than settlements of, or compromises for, any such litigation or other Proceedings where the amounts paid or to be paid (A) do not exceed established reserves (excluding accrued legal fees and expenses) for such Proceedings as of June 30, 2014, as made available to Parent, by more than $5,000,000 or (B) are funded, subject to payment of a deductible, by insurance coverage maintained by the Company and its Subsidiaries without any actual or reasonably expected material increase in the premiums due under such policies and, in each case, such settlement or compromise does not include any material non-monetary remedies;

(r)                                    except as required by applicable Law or the published interpretation or enforcement thereof, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, or settle or compromise any material federal, state, provincial, local or foreign income Tax liability, other than in the ordinary course of business;

(s)                                   fail to maintain insurance consistent with past practice for the business of the Company and its Subsidiaries, taken as a whole;

(t)                                    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(u)                                 enter into any written agreement to do any of the foregoing.

Section 6.2                                    Proxy Statement; Stockholders’ Meeting.

(a)                                 Preparation and Filing of Proxy Statement.  As promptly as reasonably practicable following the date of this Agreement (and in any event no later than the later of (x) twenty-five (25) calendar days after the date of this Agreement or (y) ten (10) Business Days after the filing of the Company’s Form 10-K for the fiscal year ended June 30, 2014), the Company shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”).  Except as expressly contemplated by Section 6.5(c) or Section 6.5(d), the Proxy Statement shall include the Company Board Recommendation with respect to the Merger.  The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand.  Each of the parties hereto shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement.  The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.  Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be reasonably considered).

(b)                                 Covenants of Parent with Respect to the Proxy Statement.  Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).  Parent will, upon request of the Company, confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  Mailing of Proxy Statement; Stockholders’ Meeting.  The Company shall, as promptly as practicable (and in any event within ten (10) Business Days following the Proxy Statement Clearance Date), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Stockholders’ Meeting”) and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (such date, the “Proxy Date”).  The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that the Company, in its reasonable judgment and following consultation with Parent, shall determine the length of any period for the solicitation of proxies from its stockholders and, furthermore, that the Company may postpone, recess or adjourn the Stockholders’ Meeting: (i) with the consent of Parent, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting.  Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Bylaws.  Unless the Company Board shall have effected a Change in Recommendation, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of the NYSE.

(d)                                 Amendments to Proxy Statement.  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others.  Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 6.3                                    Appropriate Action; Consents; Filings.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall (and shall cause each of their applicable Affiliates and Subsidiaries to) use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement.  Without limiting the foregoing, each of the parties agree to use its respective reasonable best efforts to (i) cause the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable, (ii) obtain all necessary consents, approvals, orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority (including Gaming Authorities) or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act any other applicable Antitrust Law necessary to start any applicable waiting period and including under Gaming Laws) and take all reasonable steps as may be necessary to obtain an approval from, or to avoid a suit, action, proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger; provided, that, in no event shall the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval, order, waiver or authorization in connection with the transactions contemplated by this Agreement, including the Merger, under any Contract other than de minimis amounts or amounts that are advanced or reimbursed substantially simultaneous by Parent and (iii) execute and deliver any additional instruments necessary to consummate the Merger and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.  In no event shall the Company (A) be required to agree to take or enter into any action which is not conditioned upon the consummation of the Merger or (B) agree to any obligation or concession or other action relating to the Antitrust Approval or the Required Gaming Approvals without the prior written consent of Parent; provided, that, notwithstanding the foregoing, it is understood and agreed that any failure by the Company to agree to any such obligation or concession by reason of Parent’s withholding its written consent from the Company to do so shall not constitute a breach by the Company of this Section 6.3.  Notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, it is understood and agreed that neither Parent nor Merger Sub shall be required to accept, make or take (or cause its applicable Affiliates or Subsidiaries to accept, make or take) any Divestiture Action in connection with the matters contemplated by this Section 6.3 or otherwise (x) unless such Divestiture Action is conditioned on the consummation of the Merger, and (y) to the extent that such Divestiture Action, individually or in the aggregate with all other Divestiture Actions, would or would reasonably be expected to result in the loss of more than $85,000,000 in revenues on a consolidated basis for Parent and its Subsidiaries (including the Company and its Subsidiaries) for the most recently ended twelve month period ending as of the last day of Parent’s most recently completed fiscal quarter (provided, that if the last day of such period is after December 31, 2014, such period will be deemed to have ended on December 31, 2014).

(b)                                 Each of the Company, Parent and Merger Sub agrees (i) promptly after the date hereof, but in any event within ten (10) Business Days following the date hereof, to file all Notification and Report Forms required under the HSR Act with respect to the transactions contemplated hereby, (ii) to file all other notifications required under any other Antitrust Law or any Gaming Law with respect to this Agreement and the transactions contemplated hereby, including the Merger, (including all required initial applications and documents in respect of officers and directors and Affiliates in connection with obtaining the Gaming Approvals (and where appropriate indications of further information to come by supplementary filing)) as soon as reasonably practicable (and in any event within thirty (30) days following the date hereof with respect to the Required Gaming Approvals), (iii) to supply as promptly as reasonably practicable any additional information and documentary material in its possession that may be requested pursuant to the HSR Act, any other Antitrust Law or any Gaming Law, and (iv) to use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with, and subject to, the other provisions of this Section

6.3, to (A) cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as promptly as reasonably practicable, including, if possible under applicable Law, by requesting early termination thereof, and (B) obtain all Gaming Approvals required to permit the parties hereto to consummate the transactions contemplated by this Agreement or necessary to permit Parent to acquire, own and operate the Company.  Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referred to in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law or any Gaming Law, use reasonable best efforts to (A) cooperate in good faith in devising and implementing the strategy for obtaining any necessary clearances under any Antitrust Laws or Gaming Laws, (B) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (C) keep the other party reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (other than to the extent relating to private or personal information pertaining to any individual which may remain confidential); and (D) reasonably permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference, where reasonably practicable to do so, with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences (telephonic or in person), where reasonably practicable to do so and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such clearances; provided, that, Parent, after prior, good faith consultation with the Company and after considering, in good faith, the Company’s views and comments, shall have the principal responsibility for devising and implementing the strategy for obtaining any of the Antitrust Approvals or Required Gaming Approvals and shall take the lead in all meetings and communications with, or Proceeding involving, any Governmental Authority in connection with obtaining the Antitrust Approval and the Required Gaming Approvals; provided, however, that the consent of each party shall be required prior to the taking of any action (including the failure to take any such action) in connection with obtaining the Antitrust Approval or any Required Gaming Approvals if such action (or failure to act) would be reasonably likely to materially delay, or materially impair the likelihood of obtaining, any such approvals.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Section 6.3(a) and Section 6.3(b), subject to the last sentence of Section 6.3(a), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or Gaming Law or if any Proceeding, whether judicial or administrative, is instituted (or threatened in writing to be instituted) by any Governmental Authority or any other private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or Gaming Law or which would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the other transactions contemplated by this Agreement, each of Parent and the Company shall, subject to the other provisions of this Section 6.3 (including the last two sentences of Section 6.3(a)), use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and taking, or agreeing to take, a Divestiture Action.

Section 6.4                                    Access to Information; Confidentiality.  From the date of this Agreement to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company will, and will cause its Subsidiaries and their respective Representatives to, provide to Parent and its authorized Representatives (x) reasonable access during normal business hours and upon reasonable prior notice from Parent to their respective personnel, facilities, properties, books, contracts and records as Parent may reasonably request and (y) such financial and operating data of the Company and its Subsidiaries and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request.  Notwithstanding the foregoing, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose (a) any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) violate any applicable Laws (and the Company shall be permitted to implement customary “clean-room” or other similar arrangements if the Company reasonably determines, upon advice of outside counsel, that such arrangements are necessary to comply with applicable Law), (iii) unreasonably disrupt the businesses and operations of the Company or any of its Subsidiaries, or (iv) breach any agreement of the Company or any of its Subsidiaries with any Third Party; provided, that each party shall use its reasonable best efforts to obtain any required consents and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney client privilege) to permit such access or disclosure; or (b) if the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto.  All information exchanged pursuant to this Section 6.4 shall be subject to the Confidentiality Agreement and the parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations thereunder.

Section 6.5                                    Acquisition Proposals.  (a) Except as otherwise provided in this Section 6.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries to, and will use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing non-public information) the making of any Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal, or (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.5, engage in negotiations or substantive discussions with, or furnish any nonpublic information to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Acquisition Proposal; provided, however, that the Company may ascertain facts from the party making such Acquisition Proposal for the sole purpose of the Company Board informing itself about the Acquisition Proposal and the party making it.  The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Acquisition Proposal, immediately request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the date that the Requisite Stockholder Approval is obtained at the Stockholders’ Meeting, in the event that the Company receives a written Acquisition Proposal, which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.5, the Company and the Company Board and their Representatives may, subject to compliance with this Section 6.5(b), (A) engage in negotiations or substantive discussions (including, as a part thereof, making counterproposals) with, or (B) furnish any information and other access to, any Third Party making such Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, and based on information then available, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal; provided, that (x) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through posting on the Electronic Data Room) to Parent as promptly as practicable (and in any event within 24 hours thereafter) after being so furnished to such Third Party. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Affiliates (including the Company Board or any committee thereof) acting in such capacity shall constitute a breach of this Section 6.5 by the Company

(c)                                  Except as otherwise provided in the last sentence of this Section 6.5(c) or Section 6.5(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Company Board Recommendation, (B) (x) take any action to make the provisions of Sections 78.378 through 78.3793, inclusive, of the NRS, applicable to Parent and its Affiliates or (y) take any action or amend its Charter and Bylaws to expressly elect not to be governed by the provisions of Sections 78.411 through 78.444, inclusive, of the NRS, or approve a combination (as defined in such statutes) with any Person (other than Parent and its Affiliates), or (C) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).  Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the

Requisite Stockholder Approval, the Company Board may make a Change in Recommendation and terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(c) if the Company Board determines (after consultation with its outside counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company has provided Parent four (4) Business Day’s prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action; and provided, further, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(c) unless the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(d)                                 Without limiting Section 6.5(c), at any time prior to receipt of the Requisite Stockholder Approval, in response to a written Acquisition Proposal made after the date of this Agreement and not the result of a breach of this Section 6.5 that the Company Board determines in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) and, concurrently with such termination, may enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(c)(ii) and this Section 6.5(d) unless the Company pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii) prior to or concurrently with such termination.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(c)(ii) and Section 6.5(d), (x) unless the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “6.5(e) Notice”) advising Parent that the Company intends to take such action (and (unless a copy of the relevant proposed transaction agreement has been provided to Parent) specifying, in reasonable detail, the material terms and conditions of any such Superior Proposal and the identity of the Third Party making any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement and all material related documentation, and (y):

(i)                                     during such four (4) Business Day period, if requested by Parent, the Company shall have engaged, and shall have caused its Representatives to engage, in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii)                                  the Company Board shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be offered in writing by Parent (the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside counsel and financial advisors) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

(it being understood that any material revision or amendment to the terms of such Superior Proposal shall require a new 6.5(e) Notice and, in such case, all references to four (4) Business Days in this Section 6.5(e) shall be deemed to be two (2) days).

(f)                                   The Company shall promptly (and in any event within forty-eight (48) hours or, in the event the Company Board determines to take any of the actions contemplated by Section 6.5(b) in accordance with the terms thereof, substantially concurrent with such determination) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal.  The Company shall keep Parent reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof.

(g)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to any Acquisition Proposal, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (iii) making any disclosure not of the type provided in clauses (i) or (ii) above to the Company’s stockholders that is reasonably required by applicable Law; provided, however, that the Company Board shall not make a Change in Recommendation or make or authorize any disclosure which would reasonably be expected to have the same effect as a Change in Recommendation, except in each case in accordance with Section 6.5(c).

(h)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its Subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value, as determined in good faith by the Company Board); (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on fair market value, as determined in good faith by the Company Board); (iii) the acquisition in any manner, directly or indirectly, by any Person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company (or any of its Subsidiaries whose revenues, income, EBITDA or assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated revenues, income, EBITDA or assets of the Company and its Subsidiaries (in the case of assets, based on fair market value)), or (v) any combination of the foregoing.

(ii)                                  “Superior Proposal” shall mean an Acquisition Proposal (the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

Section 6.6                                    Directors’ and Officers’ Indemnification and Insurance.  (a) Parent and Merger Sub agree that all rights to exculpation and indemnification (and all rights to advancement of expenses relating thereto) for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement, including the Merger), now existing in favor of the Indemnitees as provided in the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement) or in any Contract between such Indemnitee and the Company or any of its Subsidiaries (in each case as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect.  From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, to the fullest extent the Company would have been permitted to do so under applicable Law, Indemnitees with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement and any transactions contemplated hereby, in either case, to the fullest extent permitted by (i) the Charter or Bylaws (or such equivalent organizational or governing documents of any of the Company’s Subsidiaries as in effect on the date of this Agreement), (ii) any indemnification agreement of the Company or its Subsidiaries or other applicable contract as in effect on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees or (iii) applicable Law.  Parent shall cause the articles of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to

contain provisions with respect to indemnification, advancement of expenses and limitation of director, officer and employee liability that are no less favorable to the Indemnitees than those set forth in the Charter and Bylaws and the Company’s Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnitees.  Parent shall also cause the Surviving Corporation to honor the Company’s obligations pursuant to Section 6.6 of the Manhattan Merger Agreement.  From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.6.

(b)                                 Without limiting the provisions of Section 6.6(a), to the fullest extent the Company would have been permitted to do so under applicable Law, Parent and the Surviving Corporation will pay in advance of the final disposition of any claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount even if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.  Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.6(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee.

(c)                                  Prior to the Effective Time, at the Company’s option, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (the “Tail Policies”) from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the most recent renewal date.  If such prepaid Tail Policies have been obtained by either the Company or the Surviving Corporation prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.  If the Company or the Surviving Corporation for any reason fails to obtain such Tail Policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the most recent renewal date, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from the Company’s current insurance carrier or an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the most recent renewal date or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of two hundred and fifty percent (250%) of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.  From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.6(c).

(d)                                 The Indemnitees to whom this Section 6.6 applies shall be third party beneficiaries of this Section 6.6.  The provisions of this Section 6.6 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.  To the fullest extent the Company would have been permitted to do so under applicable Law, Parent shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.6.

(e)                                  The rights of each Indemnitee under this Section 6.6 shall be in addition to any rights such Person may have under the Charter or Bylaws (or equivalent organizational or governing documents of any of the Company’s Subsidiaries), articles of incorporation, bylaws or other organizational documents of the Surviving Corporation, under any applicable Law or under any agreement of any Indemnitee with the Company or any of its Subsidiaries.

(f)                                   Notwithstanding any other provision of this Agreement, this Section 6.6 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives.  In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.6 and use its reasonable best efforts to ensure that a Person no less financially viable than the Surviving Corporation (in the event the Effective Time occurs) remains responsible for the obligations of such party under this Section 6.6.

Section 6.7                                    Notification of Certain Matters.  Unless prohibited by applicable Law, the Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, upon receiving Knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any written notice of any Person (other than a Governmental Authority) alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, (c) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, or (d) any material change, effect, development or circumstance that would reasonably be expected to give rise to a failure of a condition precedent in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent); provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or the conditions to the obligations of the parties hereunder and any failure to make such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Section 7.2 (in the case of the Company) and Section 7.3 (in the case of Parent) have been satisfied or give rise to any right of termination to any party hereto under Article VIII.

Section 6.8                                    Public Announcements.  The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Parent and the Company.  Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system.  Notwithstanding any other provision of this Agreement, (i) the Company will no longer be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.8 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the parties regarding this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.9                                    Employee Matters.

(a)                                 U.S. Continuing Employees.

(i)                                     During the one (1)-year period commencing at the Effective Time or such shorter period as the applicable employee may be employed, Parent shall provide or shall cause the Surviving Corporation to provide to employees of the Company and any of its Subsidiaries who are located in the United States (“US Company Employees”) a base salary or wage rate and annual bonus at least equal to the US Company Employees’ base salary or wage rate and annual bonus in effect as of immediately prior to the Effective Time and other compensation (excluding equity, equity-based and other similar long-term incentive opportunities) and benefits (including vacation policies, retirement benefits, health, welfare and fringe benefits or similar arrangements) that are, in the aggregate, no less favorable than the compensation and benefits being provided to US Company Employees immediately prior to the Effective Time.

(ii)                                  Without limiting Section 6.9(a)(i), during the one (1)-year period commencing at the Effective Time, Parent shall cause the Surviving Corporation to provide, to US Company Employees who experience a termination of employment severance benefits that are no less than the severance benefits such employees would be entitled to upon such a termination of employment under the severance provisions set forth on Section 6.9(a) of the Company Disclosure Letter.

(iii)                               For purposes of eligibility, vesting (including vesting in respect of any employer matching contribution under a cash or deferred arrangement under Section 401(k) of the Code), and benefit accrual (solely for the purposes of determining accrual of vacation and paid time off) under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Surviving Corporation or any respective Subsidiary and Affiliate thereof providing benefits to any US Company Employees after the Merger Closing (the “New Plans”), and determination of level of benefits to the extent Parent credits prior service of its similarly situated employees, each US Company Employee shall be credited with his or her years of service with the Company (including any predecessor), the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer, which, for the avoidance of doubt, shall include SHFL entertainment, Inc. and any of its affiliates) before the Merger Closing, to the same extent as such US Company Employee was entitled, before the Merger Closing, to credit for such service under any similar Company Benefit Plan; provided, however, that in no event shall US Company Employees be entitled to service credit to the extent such service credit would result in a duplication of benefits with respect to the same period of service.  In addition, and without limiting the generality of the foregoing:  (i) each US Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such US Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any US Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such exclusions or requirements were waived or satisfied under the comparable Company Benefit Plan, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iv)                              For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement or in any Company Benefit Plan, for purposes of any Company Benefit Plan containing a definition of “change in control” or “change of control,” the Merger Closing shall be deemed to constitute a “change in control” or “change of control.”

(v)                                 Notwithstanding anything in this Section 6.9, the terms and conditions of employment for any US Company Employees that are governed by a collective bargaining agreement immediately prior to the Merger Closing shall continue to be governed by such collective bargaining agreement as of the Merger Closing until the expiration, termination or modification of such agreement in accordance with its terms or applicable Law.

(b)                                 International Continuing Employees.  For the one (1)-year period commencing at the Effective Time or such shorter period as the applicable employee may be employed, Parent shall cause the Surviving Corporation to provide employees of the Company and the Subsidiaries of the Company located outside of the United States with terms and conditions of employment, including compensation (excluding equity, equity-based and other similar long-term incentive opportunities) and benefit plans and arrangements (including vacation policies, retirement benefits, health, welfare and fringe benefits and any severance or similar arrangements) that are, in the aggregate, no less favorable than those provided to such employees immediately prior to the Effective Time, or such other terms and conditions of employment as may be required by applicable Law.

(c)                                  The Company shall provide Parent, with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of its Subsidiaries if such communications relate to the transactions contemplated hereby and will provide Parent with a reasonable opportunity to review such communications prior to distribution.

(d)                                 This Section 6.9 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.9, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9 or is intended to be, shall constitute or be construed as an amendment to or modification of the Company Benefit Plans or any other employee benefit plan or arrangement of the Company, Parent or any of their respective Affiliates or limit in any way the right of the Company, Parent or any of their respective Affiliates to amend, modify or terminate any Company Benefit Plan or any other employee benefit plans or arrangements.  Nothing in this Section 6.9 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any US Company Employee or any international continuing employee at any time following the Effective Time.

(e)                                  In addition to the foregoing, Parent shall cause the Surviving Corporation to honor the Company’s obligations pursuant to Section 6.9 of the Manhattan Merger Agreement.

(f)                                   Parent shall cause the Surviving Corporation to take all steps reasonably necessary to (i) obtain, or assist in obtaining, any immigrant or non-immigrant visa, work permit or similar authorization, and any extension, amendment or renewal thereof, with respect to the individuals listed on Section 6.9(f)(i) of the Company Disclosure Letter, which schedule shall be updated by the Company through the Effective Time; and (ii) maintain (A) the immigrant or non-immigrant visas with respect to the US Company Employees, and (B) the visas, work permits or similar authorizations with respect to employees of the Company and the Subsidiaries of the Company located outside of the United States, in each case, for no less than six (6) months following the Effective Time.

(g)                                  No later than ten (10) Business Days following the date of this Agreement, the Company shall make available to Parent (i) information relating to each payment (whether in cash or property or the vesting of property) or benefit that is conditioned on or accelerated by the consummation of the transactions contemplated by this Agreement to any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) that is reasonably expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and (ii) each disqualified individual’s “base amount” (as defined in Section 280G(b)(3) of the Code).

Section 6.10                             Conduct of Business by Parent Pending the Merger.  Parent and Merger Sub covenant and agree with the Company that between the date hereof and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.11                             Financing. (a) Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 6.12 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing and any information utilized in connection therewith.

(b)                                 Each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Debt Commitment Letters, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing their Affiliates to use) their respective reasonable best efforts to:

(i)                                     comply with and maintain in effect the Debt Financing and the Debt Commitment Letters, negotiate and enter into Financing Agreements with respect thereto (and maintain in effect and comply with the terms thereof) on the terms and conditions contained in the Debt Commitment Letters (as such terms may be modified or adjusted in accordance with the terms of any “flex” provisions set forth in the Debt Commitment Letters (including as specified in any Fee Letter)) or on other terms no less favorable, taken as a whole, to Parent and Merger Sub than those contained in the Debt Commitment Letters; provided, however, that, without limiting the foregoing, in no event shall any of the Financing Agreements, except in accordance with the terms of the Debt Commitment Letters:  (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letters) in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger; (B) expand, amend or modify the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letters in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing (including by making any such conditions or other contingencies less likely to be satisfied, it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letters) that would reasonably be expected to (1) prevent or delay in any material respect the consummation of the transactions contemplated hereby or the date on which the Debt Financing would be obtained, or (2) make the funding of the Debt Financing less likely to occur; or (D) adversely impact the ability of Parent or Merger Sub to enforce its rights against the Financing Sources.

(ii)                                  satisfy, or cause their Representatives to satisfy all conditions to the Debt Financing contemplated by the Debt Commitment Letters and Financing Agreements relating thereto (including by paying any commitment, engagement, or placement or other fees that become due and payable under or with respect to any of the Debt Commitment Letters or Financing Agreements);

(iii)                               accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letters and the Financing Agreements;

(iv)                              enforce its rights (including through litigation, to the extent appropriate) under the Debt Commitment Letters and Financing Agreements in the event of a breach (or threatened breach) by the Financing Sources under the Debt Commitment Letters and Financing Agreements relating thereto, including seeking specific performance of the parties thereunder; and

(v)                                 subject to the satisfaction of the conditions precedent thereto, cause the Financing Sources to fund the Debt Financing at or prior to the time the Merger Closing is required to occur pursuant to the terms and conditions hereof.

(c)                                  Neither Parent nor Merger Sub shall agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of, any condition, remedy or other provision under any Debt Commitment Letter or any Financing Agreements without the prior written consent of the Company if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount) from that contemplated by the Debt Commitment Letters delivered as of the date hereof in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing, in each case, in a manner that would adversely impact in any material respect the ability of Parent and Merger Sub to obtain the Debt Financing, (iii) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms)) or otherwise prevent or delay or impair in any material respect the ability or likelihood of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated by this Agreement, (iv) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or (v) otherwise contravene the limitations set forth in Section 6.11(b)(i)(A)-(D).  Other than in connection with an Alternative Financing, neither Parent nor Merger Sub shall agree to the withdrawal, repudiation, termination or rescission of any Debt Commitment Letter or Financing Agreement or any provision thereof without the prior written consent of the Company (it being agreed that, notwithstanding the foregoing, Parent and Merger Sub may modify, supplement or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof on the same terms).  Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.11(c), Parent shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letters” and “Debt Commitment Letters” shall include such documents as amended, supplemented or modified in compliance with this Section 6.11(c) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as amended, supplemented or modified in compliance with this Section 6.11 and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.11, as applicable.

(d)                                 In the event that all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letters or the Financing Agreements for any reason or any of the Debt Commitment Letters or the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Merger Closing Date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”), on terms not less favorable, in any material respect,  with respect to conditionality and enforceability, when taken as a whole, than those contained in the Debt Commitment Letters to Parent, Merger Sub and the Company,  in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with customary redactions with respect to the fee letter).  In the event any Alternative Financing is obtained and a New Commitment Letter is entered into in accordance with this Section 6.11(d) (i) any reference in this Agreement to “Debt Financing” or the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letters as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letters” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter (and any related Fee Letter) to the extent not superseded by a New Debt Commitment Letter (or related new Fee Letter), as the case may be, at the time in question and any New Debt Commitment Letter (and any related new Fee Letter) to the extent then in effect.  Without the Company’s prior written consent, Parent shall not directly or indirectly take any action that would or would be reasonably expected to result in the Debt Financing not being available.

(e)                                  Any breach of the Debt Commitment Letters or the Financing Agreements by Parent or Merger Sub shall be deemed a breach by Parent of this Section 6.11.  Parent shall (i) furnish the Company drafts (when available) and thereafter complete, correct and executed copies of the Financing Agreements promptly upon their execution, (ii) give the Company prompt written notice of any default, breach or threatened breach by any party of any of the Debt Commitment Letters or Financing Agreements of which Parent, Merger Sub or any of their Representatives or Affiliates become aware or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing).  Without limiting the generality of the foregoing, Parent shall give the Company prompt (and in any event within two (2) Business Days) notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Debt Financing of which Parent becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letters or Financing Agreements by Parent or Merger Sub, or any default, termination or repudiation by any party to any of Debt Commitment Letters or Financing Agreements or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letters or Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Merger Closing and (C) if at any time for any reason Parent believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letters or Financing Agreements or will be unable to obtain Alternative Financing.  Parent shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(f)                                   Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Merger Closing, and reaffirms its obligations under this Section 6.11.

Section 6.12                             Financing Cooperation. (a) Subject to Section 6.11(a) and the remaining provisions of this Section 6.12, prior to the Merger Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, reasonably cooperate in connection with the arrangement of the Debt Financing or any Alternative Financing, which cooperation by the Company shall consist of, at the reasonable request of Parent, (i) furnishing Parent and Merger Sub and their Financing Sources with customary financial information (including the information required by paragraphs 4 and 5 of Exhibit E of the Debt Commitment Letter) regarding the Company as reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in offering memoranda for private placements under Rule 144A of the Securities Act (and with such exceptions as is customary for an offering under Rule 144A of the Securities Act, including without limitation, no need (A) to comply with Rules 3-09, 3-10 and 3-16 of Regulation S-X or otherwise provide separate financial statements of any Subsidiary and (B) to include Compensation Discussion and Analysis required by Regulation S-K Item 402(b)) and in form and substance reasonably necessary for the Financing Sources to receive customary accountants’ comfort letters, to consummate the offerings of any debt securities contemplated by the Debt Commitment Letter and of the type customary for one or more confidential information memoranda in connection with the Debt Financing (all such information required to be delivered or prepared pursuant to this Section 6.12(a)(i), together with any replacements or restatements thereof, if any such information would be unusable under customary practices for such purposes, the “Required Financial Information”); provided, that such information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information and provided further, that in no case shall the Required Financial Information be required to include financial statements of the Company or any of its subsidiaries other than as set forth in paragraph 4 of Exhibit E of the Debt Commitment Letter, (ii) using reasonable efforts to cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Debt Financing, and using commercially reasonable efforts to facilitate such contact, (iii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with debt financings, (iv) executing and delivering customary definitive financing documents to be effective no earlier than, and conditioned on the occurrence of, the Effective Time, (v) furnishing Parent with reasonable documents or other information required by bank regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2011, as well as applicable regulations of the Office of Foreign Assets Control (OFAC), the Foreign Corrupt Practices Act of 1977 and the

Investment Company Act of 1940, in each case, at least 10 Business Days prior to the Merger Closing, (vi) using reasonable efforts to assist Parent in obtaining accountants’ comfort letters, including customary negative assurance from one or more of the Company’s independent accountants on customary terms and consistent with the accountants customary practice and cooperate with Parent’s legal counsel in connection with any legal opinions that such legal counsel may be required to give in connection with the Debt Financing, (vii) agreeing to enter into such agreements, including customary pay-off letters and perfection certificates, and using its reasonable efforts to (A) deliver such officer’s certificates (including solvency certificates) and lien releases, if any, as are customary in financings of such type and (B) otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested (including using such reasonable best efforts to provide original copies of all certificated securities (with transfer powers executed in blank), control agreement, surveys, title insurance and mortgages), provided that no obligation of the Company or any of its Subsidiaries under any such agreement, pledge or grant shall be effective until the Effective Time, (viii) cooperating with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing or any Alternative Financing, (ix) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders) (x) cooperating with the Financing Sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable and (xi) using commercially reasonably efforts to procure prior to or concurrent with the launch of syndication, at the Company’s expense, ratings (but not specific ratings) for the Debt Financing from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of Parent after giving effect to the transactions contemplated in the Debt Commitment Letters from each of S&P and Moody’s, respectively. The Company shall be given reasonable opportunity to review and comment upon any private placement memoranda or similar documents, or any materials for rating agencies, that include information about the Company or any of its Subsidiaries prepared in connection with the Debt Financing, and Parent shall include in such memoranda, documents and other materials, comments reasonably proposed by the Company.  Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) prior to the Effective Time, (C) other than with respect to authorization letters referred to above, enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, (D) take any action that would (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation or warranty in this Agreement to be breached, (3) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) conflict with the Charter, the Bylaws (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws, (5) result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (6) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (7) require the Company to prepare separate financial statements for any Subsidiary of the Company or change any fiscal period.

(b)                                 Parent shall promptly reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company, its Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.12.  The Company, its Affiliates and their respective Representatives (collectively, the “6.12 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all liabilities, losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred, directly or indirectly, by the 6.12 Indemnitees in connection with the arrangement of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto.  This Section 6.12(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the 6.12 Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and assigns of Parent.  All non-public or other confidential information regarding the Company or any of its Subsidiaries obtained by Parent, Merger Sub or their Representatives pursuant to this Section 6.12 shall be kept confidential in accordance with the Confidentiality Agreement.

(c)                                  The Company hereby consents to the use of its and its Subsidiaries logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that is reasonable and customary for such purposes that does not suggest that the Company or any of its Subsidiaries has any responsibility for the documents or materials in which such logos are used (or the contents thereof) and that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective products, services, offerings or intellectual property rights.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(b), as it applies to the Company’s obligations under this Section 6.12, shall be deemed satisfied if (i) the Company’s breach(es), if any, of its obligations under this Section 6.12 did not cause the failure of the Debt Financing to be obtained or (ii) Parent does not have the right to terminate this Agreement pursuant to Section 8.1(d)(i) as a result of any breaches of this Section 6.12 by the Company.

Section 6.13                             Merger Sub.  Parent will take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness or liabilities.

Section 6.14                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.15                             Rule 16b-3 Matters.  Prior to the Effective Time, the Company and Parent shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent’s capital stock (including derivative securities with respect to Parent’s capital stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, will be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16                             Stockholder Litigation.  The Company shall give Parent reasonable opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.17                             Pending Intellectual Property Actions.  As soon as practicable after the date hereof, the Company shall make available to Parent information relating to all pending, and, to the Company’s Knowledge, threatened in writing, both, as of the date of this Agreement, inter partes reviews, covered business method reviews, inter partes reexaminations, ex parte reexaminations or trademark oppositions or cancellations before the United States Patent and Trademark Office (and like proceedings before other similar governmental offices), actions before the International Trade Commission, and any action before any state, federal or international court against the Company or any of its Subsidiaries concerning the validity, enforceability or ownership of any material Company Owned IP or the right of the Company to use or otherwise exploit any material Company Owned IP.  For clarity, the Company shall not be required to provide access to, or cause its Subsidiaries to provide access to, or disclose any information or documents which would (in the reasonable judgment of the Company) be reasonably likely to constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1                                    Conditions to the Obligations of Each Party.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Merger Closing Date of the following conditions:

(a)                                 the Requisite Stockholder Approval shall have been obtained;

(b)                                 (i) the waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted (the “Antitrust Approval”);

(c)                                  the Gaming Approvals set forth on Section 7.1(c) of the Company Disclosure Letter (the “Required Gaming Approvals”) shall have been obtained and shall be in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, Parent may in its sole discretion waive any such Required Gaming Approval on behalf of both the Company and Parent if consummation of the Merger in the absence of such Required Gaming Approval would not constitute a violation of applicable Law; provided that (i) Parent has confirmed in an irrevocable written notice delivered to the Company that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the Merger Closing shall occur immediately following any such waiver and (iii) no such waiver shall otherwise affect the obligations of Parent and Merger Sub hereunder; and

(d)                                 no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (collectively, “Restraints”) which is then in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger, unless such Restraint is vacated, terminated or withdrawn (provided, that, prior to asserting this condition, the party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.3) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered).

Section 7.2                                    Conditions to the Obligations of Parent and Merger Sub.  In addition to the conditions set forth in Section 7.1, the respective obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent at or prior to the Merger Closing Date of the following further conditions:

(a)                                 each of the representations and warranties of the Company (i) set forth in Section 4.2(a), (b) and (c) (Capitalization; Subsidiaries), Section 4.3 (Authority Relative to Agreement) and Section 4.27 (Brokers) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date (except, with respect to Section 4.2(a), (b) and (c), to the extent that any inaccuracies would be de minimis, in the aggregate), (ii) set forth in Section 4.2(d) (Indebtedness) shall be true and correct in all material respects at and as of the date of this Agreement, (iii) set forth in Section 4.10(a) (Absence of Company Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and the Merger Closing Date, and (iv) set forth in Article IV hereof (other than Section 4.2(a), (b), (c) and (d), Section 4.3, Section 4.10(a) and Section 4.27), without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (iv) for such failures to be true and correct as would not constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Closing Date;

(c)                                  since the date of this Agreement, there shall not have occurred any change, effect, development or circumstance that, individually or in the aggregate, constitutes or is reasonably likely to constitute a Company Material Adverse Effect; and

(d)                                 the Company shall have delivered to Parent a certificate, dated the Merger Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3                                    Conditions to the Obligations of the Company.  In addition to the conditions set forth in Section 7.1, the obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company at or prior to the Merger Closing Date of the following further conditions:

(a)                                 each of the representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any qualifications as to materiality or Parent Material Adverse Effect or other similar qualifications contained therein, shall be true and correct at and as of the date of this Agreement and the Merger Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be true and correct as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                 Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Merger Closing Date; and

(c)                                  Parent shall have delivered to the Company a certificate, dated the Merger Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4                                    Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement.  The Company may not rely on the failure of any conditions set forth in Section 7.1 or Section 7.3 to be satisfied if such failure was caused by the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                    Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)                                 by mutual written consent of each of Parent and the Company; or

(b)                                 by either Parent or the Company, if:

(i)                                     the Effective Time shall not have occurred on or before 12:00 p.m. (Las Vegas time) on March 1, 2015 (the “Termination Date”); provided, however, that if the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been satisfied or duly waived by all parties entitled to the benefit of such condition by the fifth (5th) Business Day prior to the Termination Date, either Parent or the Company may, by written notice delivered to such other party, extend the Termination Date from time to time to a date not later than June 1, 2015; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to either party if it has materially breached or violated any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Termination Date (as the same may be extended) or (2) the failure of the Merger Closing to occur by the Termination Date (as the same may be extended); or

(ii)                                  any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger, and such Restraint shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations under Section 6.3 with respect to such Restraint; and provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub, to perform any of its obligations under this Agreement; or

(iii)                               the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)                                  by the Company if:

(i)                                     Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by Parent or Merger Sub on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach or failure; provided, however, that the Company shall not have a right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)                                  prior to receipt of the Requisite Stockholder Approval, (x) the Company Board shall have effected a Change in Recommendation to the extent permitted by, and subject to the terms and conditions of, Section 6.5(c) or (y) in connection with entering into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of Section 6.5(d) and Section 6.5(e), in each case of clauses (x) and (y) above so long as concurrently with such termination, the Company pays, or causes to be paid, to Parent the Company Termination Fee specified in Section 8.3(a)(ii); or

(iii)                               the Marketing Period has ended and all of the conditions set forth in Section 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), and Parent and Merger Sub have failed to consummate the Merger by the time the Merger Closing should have occurred pursuant to Section 2.2 as a result of a breach by the Financing Sources of their obligations to make available to Parent and Merger Sub the full amount of the Debt Financing pursuant to the Debt Commitment Letters (or if definitive agreements have been entered into in connection with the Debt Financing, pursuant to such definitive agreements).

(d)                                 by Parent:

(i)                                     if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b) and (y) (A) is not capable of being cured prior to the Termination Date or (B) is not cured by the Company on or before the earlier of (i) the Termination Date and (ii) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach or failure; provided, however, that Parent shall not have a right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii)                                  in the event that (A) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement distributed to its stockholders, (B) a Change in Recommendation has occurred or (C) a tender offer or exchange offer that would, if consummated, constitute an Acquisition Proposal shall have been commenced by a Person unaffiliated with Parent and the Company shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Company Board Recommendation; provided, however, that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) once the Requisite Stockholder Approval has been obtained at the Stockholders’ Meeting.

Section 8.2                                    Effect of Termination.  In the event that this Agreement is terminated in accordance with Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2, this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided that if (x) such termination resulted, directly or indirectly, from the Intentional Breach of any representation, warranty, covenant or agreement contained herein or (y) the Intentional Breach of any representation, warranty, covenant or other agreement contained herein shall cause the Merger Closing not to occur, then, notwithstanding such termination, such breaching party shall be fully liable for any and all damages, costs, expenses (including pursuant to Section 9.13), liabilities or other losses of any kind, in each case, incurred or suffered by the other party (which, in the case of the Company, shall include Derivative Damages) (collectively, “Damages”) as a result of such failure or breach; provided, further that the Confidentiality Agreement, and the provisions of Section 4.26 (Brokers), Section 5.13 (Brokers), Section 6.4 (Access to Information; Confidentiality) (last sentence only), Section 6.11(a) (Financing), Section 6.12(b) (Financing Cooperation), Article I (Definitions), Article VIII (Termination) and Article IX (General Provisions) shall survive any termination of this Agreement pursuant to Section 8.1.

Section 8.3                                    Termination Fees.

(a)                                 Termination Fees Payable.  If, but only if, the Agreement is terminated by:

(i)                                     (x) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Parent pursuant to Section 8.1(d)(i), and (y) (A) the Company receives or has received an Acquisition Proposal from a Third Party after the date hereof or which, in the case of a tender offer or exchange offer, shall have otherwise become publicly announced at or prior to receipt of the Requisite Stockholder Approval which has not been publicly withdrawn either (I) at or prior to the time of the Stockholders’ Meeting or (II) prior to the termination of this Agreement if there has been no Stockholders’ Meeting, and (B) within twelve (12) months of such termination of this Agreement, the Company enters into a definitive agreement to consummate an Acquisition Proposal or an Acquisition Proposal is consummated by the Company, then the Company shall pay, or cause to be paid, to Parent an amount equal to $80,000,000 (the “Company Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following the date of the consummation of any such transaction regarding an Acquisition Proposal (provided, however, that for purposes of this Section 8.3(a)(i), the references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii)                                  the Company pursuant to Section 8.1(c)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds concurrently with such termination;

(iii)                               Parent pursuant to Section 8.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination;

(iv)                              the Company pursuant to Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $105,000,000 (the “Funding Failure Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination; or

(v)                                 (A)(1) either the Company or Parent pursuant to Section 8.1(b)(i), (2) as of the time of such termination, one or more of the conditions set forth in Section 7.1(b), 7.1(c) or, as a result of an order issued pursuant to the Antitrust Laws or Gaming Laws, 7.1(d) has not been satisfied, (3) none of the Company, its Subsidiaries or their respective officers, directors or employees was the primary cause of the failure of any such condition and (4) all other conditions set forth in Sections 7.1 and 7.2 are satisfied or would be satisfied if the Merger Closing were to occur on the date of such termination (as evidenced by written confirmation delivered by the relevant Persons required to deliver certificates pursuant to Section 7.2(d)), or (B)(1) either the Company or Parent pursuant to Section 8.1(b)(ii) as a result of an order issued pursuant to the Antitrust Laws or Gaming Laws, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees was the primary cause of the failure of the condition in Section 7.1(d), and (3) the conditions set forth in Section 7.1(a) and Section 7.2 are satisfied or would be satisfied if the Merger Closing were to occur on the date of such termination (as evidenced by written confirmation delivered by the relevant Persons required to deliver certificates pursuant to Section 7.2(d)), then Parent shall pay, or cause to be paid, to the Company an amount equal to $105,000,000 (the “Regulatory Failure Termination Fee”) by wire transfer of immediately available funds not later than the second (2nd) Business Day following such termination.

(b)                                 Certain Limitations.

(i)                                     Notwithstanding anything to the contrary contained in this Agreement:

(1)                                 in no event shall the Company be required to pay the Company Termination Fee on more than one occasion;

(2)                                 (x) in no event shall Parent be required to pay the Funding Failure Termination Fee on more than one occasion, and (y) in no event shall Parent be required to pay the Funding Failure Termination Fee if the Regulatory Failure Termination Fee has already been paid; and

(3)                                 (x) in no event shall Parent be required to pay the Regulatory Failure Termination Fee on more than one occasion, and (y) in no event shall Parent be required to pay the Regulatory Failure Termination Fee if the Funding Failure Termination Fee has already been paid.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive monetary remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise) (except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by the Company or such Intentional Breach by the Company shall cause the Merger Closing not to occur as provided under Section 8.2, Parent shall be entitled to the payment of the Company Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Company Termination Fee previously paid by the Company).

(iii)                               Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9.9, the Company’s right to receive payment from Parent of the Funding Failure Termination Fee or Regulatory Failure Termination Fee pursuant to Section 8.3(a) shall constitute the sole and exclusive monetary remedy of the Company and its stockholders against Parent and its Subsidiaries (including Merger Sub) and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, assignees or Financing Sources (collectively, the “Parent Related Parties”) for all Damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (whether at law, in equity, in contract, in tort or otherwise) (except that (i) to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Parent or Merger Sub or such Intentional Breach by Parent or Merger Sub shall cause the Merger Closing not to occur as provided under Section 8.2, the Company shall be entitled to both the payment of the Funding Failure Termination Fee or Regulatory Failure Termination Fee (to the extent owed pursuant to Section 8.3(a)) and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Funding Failure Termination Fee or

Regulatory Failure Termination Fee paid by Parent and (ii) nothing shall limit the Company’s rights to indemnification and reimbursement in accordance with Section 6.12(b)).

(c)                                  Integral Part of Transaction.  Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) none of the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee is a penalty, and except as set forth in Section 8.3(b)(ii) and Section 8.3(b)(iii), each is liquidated damages, in a reasonable amount that will compensate Parent or the Company (as applicable) in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.  If the Company fails to pay the Company Termination Fee, or if Parent fails to pay the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, in each case pursuant to this Section 8.3 when due, and, in order to obtain such payment, any other party hereto commences a suit that results in a judgment against such party for the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, as the case may be, such party shall pay to such other party interest on the amount of the Company Termination Fee, the Funding Failure Termination Fee or the Regulatory Failure Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

Section 8.4                                    Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law requires further approval by the stockholders of the Company without such further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that notwithstanding anything to the contrary set forth herein, Section 8.3(b)(iii), Section 8.3(c), this Section 8.4, Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 or Section 9.14 (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such Sections) may not be amended, modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 8.5                                    Extension; Waiver.  At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of the first sentence of Section 8.4, waive compliance with any agreement or condition contained herein.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.6                                    Expenses.  Except as expressly set forth herein (including Section 6.12(b), Section 8.2, Section 8.3 and Section 9.13), all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger or any of the other transactions contemplated by this Agreement are consummated.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                    Non-Survival of Representations, Warranties and Agreements.  The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance in whole or in part after the Effective Time, including those contained in Article III, Section 6.6, Section 6.9 or Section 6.12(b).

Section 9.2                                    Notices.  Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub:

Scientific Games Corporation
750 Lexington Avenue
New York, New York 10022
Phone: (212) 318-9197
e-mail: jack.sarno@scientificgames.com
Attention: Jack B. Sarno

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
New York, New York 10019
Phone: (212) 474-1000

e-mail:                                                          RTownsend@cravath.com

GSchoen@cravath.com

Attention:                                         Robert I. Townsend, III, Esq.

George F. Schoen, Esq.

if to the Company:

Bally Technologies, Inc.
6601 South Bermuda Road
Las Vegas, Nevada 89118
Phone: (702) 532-7700
e-mail: klever@ballytech.com
Attention: Katie S. Lever

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Phone:  (212) 735-3000

e-mail:                                  Howard.Ellin@skadden.com

AnnBeth.Stebbins@skadden.com

Attention:                 Howard L. Ellin

Ann Beth Stebbins

and, except as set forth above, such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.3                                    Interpretation; Certain Definitions.

(a)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(b)                                 The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication with respect to any third party that any such breach or violation exists or has actually occurred.

(c)                                  When a reference is made in this Agreement to an Article, Section, Appendix, Schedule, Annex or Exhibit, such reference shall be to an Article or Section of, or an Appendix, Schedule, Annex or Exhibit to, this Agreement, unless otherwise indicated.  The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including all Exhibits, Schedules and Annexes and Appendices, and not to any particular provision of this Agreement.

(d)                                 All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)                                  Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.  References to a Person are also to its successors and permitted assigns.

(f)                                   The words “made available to Parent” or words of similar import refer to documents (x) posted to the Electronic Data Room on or prior to the date hereof or (y) delivered in Person or electronically to Parent, Merger Sub or any of their respective Representatives.  The specification of any dollar amount in any representation or warranty contained in Article IV or Article V is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement, and no party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement.  The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to August 1, 2014, unless the context requires otherwise.  When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to “$” or “dollars” in this Agreement shall mean United States dollars.  Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural Persons shall be deemed to include business entities and vice versa.

(g)                                  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub or Financing Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or Financing Sub, as applicable, to take such action.

Section 9.4                                    Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the fullest extent possible.

Section 9.5                                    Assignment.  Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto.  Subject to the proceeding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and permitted assigns.

Section 9.6                                    Entire Agreement.  This Agreement (including the Exhibits, Schedules, Annexes and Appendices hereto and other documents delivered pursuant hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof.

Section 9.7                                    No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except for (a) from and after the Effective Time, the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time, (b) from and after the Effective Time, the right of the holders of Company

Options to receive the Option Cash Payment at the Effective Time, (c) from and after the Effective Time, the right of the holders of shares of Company Restricted Stock or Company Restricted Stock Units to receive the Restricted Award Payments at the Effective Time, (d) from and after the Effective Time, the right of the holders of Company Performance Units to receive the Performance Unit Payments at the Effective Time, (e) the right of the Company, on behalf of the holders of Company Common Stock, the holders of shares of Company Restricted Stock or Company Restricted Stock Units, the holders of Company Options and the holders of Performance Units, as applicable, to pursue damages (including damages for their loss of economic benefits from the transactions contemplated by this Agreement) (“Derivative Damages”) in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub (provided that this clause is not intended, and under no circumstances shall be deemed, to create any right of the holders of Company Common Stock, the holders of shares of Company Restricted Stock or Company Restricted Stock Units, the holders of Company Options and the holders of Performance Units to bring an action against Parent or Merger Sub pursuant to this Agreement or otherwise), (g) the provisions of Section 6.6 (which shall be enforceable by the Indemnitees), (h) the provisions of Section 6.12(b) (which shall be enforceable by the 6.12 Indemnitees) and (i) with respect to the Financing Sources, the provisions of Section 8.3(b)(iii), Section 8.3(c), Section 8.4, this Section 9.7, Section 9.8, Section 9.9(b), Section 9.10(c), Section 9.12 and Section 9.14.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8                                    Governing Law.  This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Merger Sub, Financing Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except that the provisions of the Laws of the State of Nevada shall apply with respect to (i) the fiduciary duties of the Company Board and (ii) any provisions set forth herein that are required to be governed by such Laws or where such Laws are otherwise mandatorily applicable to the transactions contemplated hereby).  Except as expressly set forth in the Debt Commitment Letters or the Financing Agreements related thereto, all actions, proceedings, or counterclaims (whether based on contract, tort or otherwise) against the Financing Sources arising out of or relating to the Debt Financing and the performance thereof by the Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 9.9                                    Specific Performance.

(a)                                 The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions.  Accordingly, except as otherwise set forth in this Section 9.9, including the limitations set forth in Section 9.9(b), the parties acknowledge and agree that the parties hereto shall be entitled, without posting a bond or other indemnity, to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)                                 Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to seek specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger only in the event that each of the following conditions has been satisfied:  (i) the Marketing Period, if applicable, has ended and all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Merger Closing, provided that such conditions are reasonably capable of being satisfied), (ii) Parent and Merger Sub fail to complete the Merger Closing by the date the Merger Closing is required to have occurred pursuant to Section 2.2, (iii) the Debt Financing (including any Alternative Financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.11(d) of this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Merger Closing assuming satisfaction by Parent or Merger Sub of the conditions precedent thereto under their respective control, and (iv) the Company has confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Debt Financing is funded, then it would take such actions that are within its control to cause the Merger Closing to occur.  For the avoidance of doubt, (x) in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s and Merger Sub’s obligations to consummate the Merger if the Debt Financing has not been funded or will not be funded at the Closing.  For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.9 and the payment of the Funding Failure Termination Fee (only to the extent expressly permitted by Section 8.3(a)(iv)), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance to cause the Closing to occur in accordance with this Section 9.9 and payment of the Funding Failure Termination Fee, or alternatively, any other monetary damages or other monetary remedies, whether under this Agreement, the Financing Commitment Letters or otherwise.

(c)                                  [Reserved].

(d)                                 Subject to Section 9.9(b), each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.9.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.9.  The parties hereto further agree, subject to Section 9.9(b), that (i) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.9 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.10                             Consent to Jurisdiction.  (a) Each of Parent, Merger Sub, Financing Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York in New York County and to the jurisdiction of the United States District Court of the Southern District of New York, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of Parent, Merger Sub, Financing Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in the Supreme Court of the State of New York in New York County or the United States District Court of the Southern District of New York.

(b)                                 Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York in New York County, any other court of the State of New York and the United States District Court of the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Supreme Court of the State of New York in New York County (or, if (but only if) the Supreme Court of the State of New York in New York County shall be unavailable, any other court of the State of New York or the United States District Court of the Southern District of New York).  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)                                  Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.  The provisions of this Section 9.10(c) shall be enforceable by each Financing Source, its Affiliates and their respective successors and permitted assigns.

Section 9.11                             Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.12                             WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING ANY ACTION, SUIT OR PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, UNDER THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY NEW DEBT COMMITMENT LETTERS OR THE PERFORMANCE OF ANY OF THE FOREGOING).

Section 9.13                             Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit.

Section 9.14                             Non-Recourse.  The Company covenants and agrees that it shall not institute, and shall cause its Representatives and Affiliates not to institute, a legal proceeding (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) arising under or in connection with, this Agreement, the Debt Commitment Letters or the transactions contemplated hereby against any of the Financing Sources or any of their respective successors, heirs or representatives thereto and that none of the Financing Sources shall have any liability or obligations (whether based in contract, tort, fraud, strict liability, other Laws or otherwise) to the Company, any of its Representatives or Affiliates or any of their respective successors, heirs or representatives thereof arising out of or relating to this Agreement, the Debt Commitment Letters or the transactions contemplated hereby or thereby.

Section 9.15                             Obligations of Financing Sub.  By executing this Agreement, Financing Sub reiterates, mutatis mutandis, each of those representations and warranties made by Parent or Merger Sub in Article V as if it were Parent.  Parent shall cause Financing Sub to, and Financing Sub hereby undertakes to, perform all actions required by Parent or Merger Sub under this Agreement, including those provisions relating to the Debt Financing, the interactions of Parent or Merger Sub with the Financing Sources or any of the matters set forth in, and shall benefit from the provisions of, Section 6.11, Section 6.12, Section 8.3(b)(iii), Section 9.7, Section 9.8, Section 9.10, Section 9.12 or Section 9.14 (in each case together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions of such Sections).

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, Financing Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: Executive Vice President & Chief Financial Officer

SCIENTIFIC GAMES NEVADA, INC.

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: President & Treasurer

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Scott D. Schweinfurth
Name: Scott D. Schweinfurth
Title: Senior Vice President & Chief Financial Officer

BALLY TECHNOLOGIES, INC.

By:	/s/ Richard M. Haddrill
Name: Richard M. Haddrill
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BALLY TECHNOLOGIES, INC.

ARTICLE I
NAME

The name of the corporation is Bally Technologies, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada.  The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, $0.001 par value.

ARTICLE IV
DIRECTORS

The members of the governing board of the Corporation are styled as directors.  The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation.  The current Board of Directors consists of two (2) directors.  The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V
INDEMNIFICATION; EXCULPATION

Section 1.              Payment of Expenses.  In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

Section 2.              Limitation on Liability.  The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.  If the Nevada Revised Statutes are amended to further eliminate or limit or authorize

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corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended from time to time.

Section 3.              Repeal and Conflicts.  Any repeal or modification of Section 1 or Section 2 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Section 1 or Section 2 of this Article V and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Section 1 and/or Section 2 of this Article V shall control.

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